As filed with the Securities and Exchange Commission on January 8, 2010
Registration No. 333-148697

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-1
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REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INSIGHT MANAGEMENT CORPORATION
(Exact name of registrant as specified in Charter)

Florida	333-148697	20-8715508
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1130 E. Clark Ave. Ste 150-286
Orcutt, CA 93455
(Address of Principal Executive Offices)
_______________

(866) 787-3588
(Issuer Telephone number)
_______________

Copies of communications to:
Cident Law Group
1425 Broadway Ave #454
Seattle, Washington 98112
Telephone No.: (206) 774-3697
Facsimile No.: (206) 577-3894

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐      Accelerated Filer ☐
Non-accelerated filer ☐      Smaller reporting company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title Of Securities To be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(1)
Common Stock,(1)	75,000,000	(2)	$0.02	(3)	$1,500,000	$106.95
Per share

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.
(2)	Representing shares of the Company to be offered through an equity financing arrangement and shares to be sold by the Underwriter.
(3)	Based on Rule 457 under the Securities Act.
(4)
This amount represents the maximum aggregate value of common stock which may be drawn from the Underwriter by the registrant pursuant to the terms and conditions of an Drawdown Equity Financing Agreement between the Underwriter and the registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to Completion dated December 15, 2009

75,000,000 Shares

Common Stock

This prospectus relates to the resale of up to 75,000,000 shares of the common stock of Insight Management Corporation, a Florida corporation, by Auctus Private Equity Fund, LLC, a Cayman Island exempted company (“Auctus” or “Underwriter”), a selling shareholder pursuant to Drawdown Notice under a Drawdown Equity Financing Agreement (the “Drawdown Equity Financing Agreement”), also referred to as an Equity Line of Credit, that we have entered into with Auctus. The Drawdown Equity Financing Agreement permits us to sell shares of our common stock to Auctus enabling us to drawdown $10.0 million from Auctus. We will not receive any proceeds from the sale of these shares of common stock offered by Auctus.  However, we will receive proceeds from the sale of securities pursuant to each Drawdown Notice we send to Auctus. We will bear all costs associated with this registration.

Auctus is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit. Auctus will pay us 95% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our election to put shares pursuant to the Drawdown Equity Financing Agreement.

Our shares of common stock are traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol "ISIM.OB." On January 4, 2010, the closing sale price of our common stock was $0.02 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 3.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2009

TABLE OF CONTENTS

SUMMARY INFORMATION AND RISK FACTORS	1
RISK FACTORS	3
Risk Factors Related to Our Business	5
Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering	5
USE OF PROCEEDS	10
DETERMINATION OF OFFERING PRICE	10
DILUTION	10
SELLING SECURITY HOLDERS	11
PLAN OF DISTRIBUTION	12
Drawdown Equity Finance Agreement / Registration Rights Agreement	12
INTEREST OF NAMED EXPERTS AND COUNSEL	13
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	13
PENNY STOCK RULES	14
TRANSFER AGENT	14
EXPERTS	15
ABOUT OUR COMPANY	16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	16
Forward-Looking Information	16
General	16
Strategic Plan	16
Rebel Testing, Inc. (“RTI”), subsidiary	16
Results of Operation	16
OFF-BALANCE SHEET ARRANGEMENTS	18
INFLATION	18
GOVERNMENT REGULATIONS	18
DESCRIPTION OF PROPERTY	18
LEGAL PROCEEDINGS	18
SUMMARY FINANCIAL INFORMATION	18
DIVIDENDS	19
MANAGEMENT	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
DESCRIPTION OF SECURITIES	22
WHERE YOU CAN FIND MORE INFORMATION	23

SUMMARY INFORMATION AND RISK FACTORS

This summary highlights information described more fully elsewhere in this prospectus.  You should read the entire prospectus carefully. In this prospectus, "Insight Management Corporation," the "Company," "ISIM," "we," "us" and "our" refer to Insight Management Corporation, a Florida corporation.

All trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

The Company

We were organized under the laws of the State of Florida on March 10, 2006. Since our inception, we have been engaged in organizational efforts and obtaining initial financing. On June 29, 2009 Insight Management completed a reverse triangular merger with Microresearch Corporation.  Pursuant to the agreement, Microresearch shareholders received 1.5 ISIM shares for each share they own in Microresearch Corporation.  Prior Insight Management shareholders did not change their holdings in Insight Management.  On June 30, 2009, the company completed the acquisition of Rebel Testing, Inc. (“RTI”).

Our principal executive offices are located at 1130 E. Clark Ave. Ste 150-286, Orcutt, CA 93455, and our telephone number is (866) 797-3588.  The address of our website is www.insightmanagementcorp.com.  Information on our website is not part of this prospectus.

The Offering

This prospectus relates to the resale of up to 75,000,000 shares of our common stock by Auctus. Auctus will obtain our common stock pursuant to a Drawdown Equity Financing Agreement, effective December 7, 2009, entered into by Auctus and us.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 75,000,000 shares for the purpose of the Drawdown Equity Financing Agreement, although the number of shares that we will actually issue pursuant to that drawdown may be more or less than 100,000,000, depending on the trading price of our common stock.  We currently do not intend to exercise the drawdown in a manner which would result in our issuance of more than 400,000,000 shares, but if we were to exercise the drawdown in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Drawdown Equity Financing Agreement with Auctus provides that following a Drawdown Notice to Auctus, Auctus must purchase up to $10,000,000 in shares of our common stock for a purchase price equal to 95% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our Drawdown Notice. The dollar value that we will be permitted to draw per Drawdown Notice pursuant to the Drawdown Equity Financing Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the twenty trading days prior to our Drawdown Notice, or (B) $150,000, whichever is larger.  No single drawdown can exceed $150,000.  Auctus has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.  No Drawdown Notice shall be delivered to Auctus within five days of the last Drawdown Notice.

Auctus shall immediately cease selling any shares within the Drawdown Notice if the price falls below a seventy-five percent (75%) of the average closing bid price of the stock over the preceding ten (10) trading days prior to the Drawdown Notice Date. This price “floor” can be waived at the discretion of the Company.

This prospectus covers the resale of our stock by Auctus either in the open market or to other investors through negotiated transactions.  Auctus' obligations under the Drawdown Equity Financing Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Auctus.

Auctus will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;
•
our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•	we have complied with our obligations under the Drawdown Equity Financing Agreement and the Registration Rights Agreement;
•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Drawdown Equity Financing Agreement will terminate when any of the following events occur:

•	Auctus has purchased an aggregate of $10,000,000 of our common stock;
•	we file or otherwise enter an order for relief in bankruptcy; or
•	our common stock ceases to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Auctus.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we send more Drawdown Notices, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit.  We have no obligation to utilize the full amount available under the Equity Line of Credit.

Common stock offered:	Up to 75,000,000 shares of common stock, no par value, to be offered for resale by Auctus.
Common stock to be outstanding after this offering:	591,453,806 shares to be outstanding after this offering
Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock offered by Auctus. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds”.
Risk factors:	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.
OTC Bulletin Board symbol:	“ISIM.OB”

RISK FACTORS

Investing in our shares is very risky.  Before making an investment decision, you should carefully consider all of the risks described in this prospectus.  If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected.  If this were to happen, the price of our shares could decline significantly and you might lose all or a part of your investment.  The risk factors described below are not the only ones that may affect us.  Our forward-looking statements in this prospectus are also subject to the following risks and uncertainties.  In deciding whether to purchase our shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus, and our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Qs:

Risk Factors Related to Our Business

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays that we may encounter because we are a small reporting company.  As a result, we may not be profitable and we may not be able to generate sufficient revenue to develop as we have planned.

Although Insight Management was incorporated in March 2006, it has had only limited operations. In June 2009 the Company went through a management change after a reverse triangular merger with Microresearch Corporation. The likelihood of our success must be considered in light of the expenses and difficulties in growth through acquisition  and obtaining financing to meet the needs of our plan of operations.

We are a ”Going Concern” as determined by our auditors.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the continuation of the Company as a going concern. Until the acquisition of Rebel Testing, Inc. on June 30, 2009, the Company operated as a development stage enterprise and had not established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern, relying on limited private placements of its stock through a Regulation S offering to fund its development activities while incurring significant losses and a working capital deficit. The Company has incurred significant debt by the acquisition of Rebel Testing and must raise capital in the near term to service this debt or risk termination of the acquisition.

We will require additional financing which may require the issuance of additional shares that will dilute the ownership held by our stockholders.

We will need to raise funds through either debt or sale of our shares in order to achieve our business goals. Although there are no present plans, agreements, commitments or undertakings with respect to the sale of additional shares or securities convertible into any such shares by us, there are parties who have discussed investment opportunities.  If any sale should take place, the shares issued would further dilute the percentage ownership held by the stockholders.

We will require significant financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current plan of operations. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. We will need a minimum of $500,000 to continue operations over the next twelve months.

Furthermore, we will require additional funds of approximately $2,500,000 in order to avoid losing our acquisition, Rebel Testing, Inc. or other acquisitions. These funds may not be available or, if available, may not be on commercially reasonable terms satisfactory to us. We may not be able to obtain financing if and when it is needed on terms we deem acceptable.   If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms may delay the execution of our plan of operations increase our member base.

Our future success is dependent, in part, on the performance and creation of service of Jennifer Rapacki, our Chief Executive Officer. Without her continued service, we may be forced to interrupt or eventually cease our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of Jennifer Rapacki, our current Chief Executive Officer. The loss of her services would delay our business operations substantially.

Our success depends upon our ability to attract and hire key personnel.  Our inability to hire qualified individuals will negatively affect our business, and we will not be able to implement or expand our business plan.

Our business is greatly dependent on our ability to attract key personnel. We will need to attract, develop, motivate and retain highly skilled technical employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. Our management has limited experience in recruiting key personnel which may hurt our ability to recruit qualified individuals. If we are unable to retain such employees, we will not be able to implement or expand our business plan.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends. Therefore, you may not have any manner to liquidate or to receive payment on your investment.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on any exchange or quotation system, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

We may fail to establish and maintain strategic relationships.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances.  We may not be able to enter into these strategic partnerships on commercially reasonable terms, or at all.  Even if we enter into strategic alliances, our partners may not attract significant numbers of customers or otherwise prove advantageous to our business. Our inability to enter into new distribution relationships or strategic alliances could have a material and adverse effect on our business.

We may have difficulty in attracting and retaining management and outside independent members to our Board of Directors as a result of their concerns relating to their increased personal exposure to lawsuits and stockholder claims by virtue of holding these positions in a publicly held company.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors.  Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending such claims.  We currently do carry limited directors and officers’ liability insurance.  Directors and officers’ liability insurance has recently become much more expensive and difficult to obtain.  If we are unable to continue or provide directors and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our Board of Directors.

We may lose potential independent board members and management candidates to other companies that have greater directors and officers’ liability insurance to insure them from liability or to companies that have revenues or have received greater funding to date which can offer more lucrative compensation packages.  The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks.  As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

Legislative actions and potential new accounting pronouncements are likely to impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings, which will have an impact on our future financial position and results of operations.  The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives have increased our general and administrative costs as we have incurred increased legal and accounting fees to comply with such rule changes.  Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense.  These and other potential changes could materially increase the expenses we report under accounting principles generally accepted in the United States, and adversely affect our operating results.

Added Costs Due to Being a Public Company

There is a substantial increase of costs to the Company as a result of being Public.  These costs include, but are not limited to the cost of conducting a yearly audit of the financial condition and quarterly reviews of the Company, such cost can be in excess of $50,000 yearly.  In addition, there can be additional legal costs associated with preparing all necessary filings with the Securities and Exchange Commission or other regulatory body, if the Company is not subject to the reporting requirements of section 13 or 15(d) of the Securities Act.  There are also assorted other additional costs to the Company for being Public.  These additional costs include, but are not limited to, the cost of internal auditing controls in regard to financial reporting.  This is made even more difficult by the fact that we have only three officer/directors and that none of the management has extensive experience with public companies.  As a result of all of these additional costs, the Company is likely to be less profitable if it does not generate enough revenue to cover the additional costs.

Risks of leverage and debt service requirements may hamper our ability to operate and grow our revenues.

The Company’s debt to equity ratio may be high at the commencement of operations due to the requirement of accruing expenses for operations.  High leverage creates risks, including the risk of default as well as operating and financing constraints likely to be imposed by prospective lenders.  The interest expense associated with the Company's anticipated debt burden may be substantial and may create a significant drain on the Company's future cash flow, especially in the early years of operation. Any such operating or financing constraints imposed by the Company's lenders as well as the interest expense created by the Company's debt burden could place the Company at a disadvantage relative to other better capitalized service providers and increase the impact of competitive pressures within the Company's markets.

We may not be able to compete successfully.

We are entering a market that is presently addressed by large companies with extensive financial resources. Additionally, there are smaller companies with active research and development and we do not know the current status of their development efforts.  We have limited funds with which to develop products and services, and most of the above competitors have significantly greater financial resources, technical expertise and managerial capabilities than we currently possess.

Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering

We are registering an aggregate of 75,000,000 shares of common stock to be issued under the Equity Line of Credit.  The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 75,000,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit. The sale of these shares into the public market by Auctus could depress the market price of our common stock.  As of December 15, 2009, there were 516,453,806 shares of our common stock issued and outstanding.

We May Not Have Access to the Full Amount under the Equity Line.

During the nine months ended September 30, 2009, the average market price of our common stock is $0.10. There is no assurance that the market price of our common stock will increase substantially in the near future. The entire remaining commitment under the Equity Line of Credit is $10,000,000. Presumably we will maintain the market price of our common stock at $.02, we need to issue 500,000,000 shares of common stock to Auctus in order to have access to the full remaining amount under the Equity Line of Credit. We are authorized to issue 1,000,000,000 shares of common stock and have 516,453,806 shares issued as of December 15, 2009. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially.

Auctus will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Auctus pursuant to the Drawdown Equity Financing Agreement will be purchased at a five percent discount to the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our Drawdown Notice.  Auctus has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Auctus sells the shares, the price of our common stock could decrease. If our stock price decreases, Auctus may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

However, Auctus shall immediately cease selling any shares if the stock price falls below seventy-five (75%) of the average closing bid price of the stock over the preceding ten (10) trading days prior to any Drawdown Notice.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds.

The Drawdown Equity Financing Agreement provides that the dollar value that we will be permitted to draw from Auctus will be either: (A) 200% of the average daily volume in the US market of the common stock for the twenty trading days prior to the Drawdown Notice, or (B) $150,000, whichever is greater, but at a limit of $150,000.  If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to draw $150,000, which may not provide adequate funding for our planned operations.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of net revenues which could lead to wide fluctuations in our share price.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.

In fact, during the period from January 22, 2009 until September 30, 2009, the high and low sale prices of a share of our common stock were $0.214 and $0.014, respectively. The volatility in our share price is attributable to a number of factors.  First, as noted above, the shares of our common stock are sporadically and/or thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our products and services.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.

Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than that of a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Shares eligible for future sale by our current shareholders may adversely affect our stock price.

To date, we have had a very limited trading volume in our common stock.  As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.  In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.  A number of our employees and consultants have elected to convert a portion of their compensation to shares of our common stock, and these shares have been registered for resale to the public.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our Board of Directors may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our Board may deem relevant at that time.  We have issued shares of our common stock in payment for services in the past. It is likely that we will issue additional securities to pay for services and reduce debt in the future.  It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights for our directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain provisions which eliminate the liability of our directors for monetary damages to the Company and our shareholders.  Our Bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could cause us to incur substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit us and our shareholders.

Our directors have the right to authorize the issuance of shares of additional shares of our common stock.

Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our stock would be proportionally reduced.  No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our common stock is limited, which makes transactions in our stock cumbersome and may reduce the investment value of our stock.

Our shares of common stock are “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act.  For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and
•	That the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.
•
The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;
•	Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and
•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements.  In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms and similar expressions intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties.  We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements.  There may be other factors not so identified.  You should not place undue reliance on our forward-looking statements.  As you read this prospectus, you should understand that these statements are not guarantees of performance or results.  Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated events or circumstances.  New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them.  Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” beginning on page 3, as well as the following:

•	Our limited operating history and business development associated with being a growth stage company;
•	General economic and capital market conditions;
•	Our history of operating losses, which we expect to continue;
•	Our exposure to unanticipated and uncontrollable business interruptions;
•	Our ability to generate enough positive cash flow to pay our creditors and continue our operations;
•	Pricing and product actions taken by our competitors in either our organ and tissue preservation or alternative energy markets;
•	Our dependence on key personnel;
•	Financial condition of our prospective customers;
•	Our need to attract and retain technical and managerial personnel;
•	Customers’ perception of our financial condition relative to that of our competitors;
•	Our ability to execute our business strategy;
•	Changes in United States or foreign tax laws or regulations;
•	Our ability to protect our intellectual property and proprietary technologies;
•	Unforeseen liabilities resulting from litigation;
•	Costs associated with potential infringement claims asserted by a third party;
•	Our ability to successfully complete the integration of any future acquisitions; and ability to protect, and build recognition of, our trademarks and trade names;
•	Our ability to project the markets for our products and services based upon estimates and assumptions.

Reliance on Management.

The investors will have no rights to participate in the management decisions of the Company; the shareholder will only have such rights as other shareholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Auctus. However, we will receive proceeds from the sale of our common stock to Auctus pursuant to the Drawdown Equity Financing Agreement. These proceeds will be used for working capital, general corporate expenses, and payments to any acquisitions, as discussed below.

We propose to expend these proceeds as follows:

	Proceeds if 100%, or 75,000,000 shares sold	Proceeds if 50% or 37,750,000 shares sold
Gross proceeds	1,500,000.00	750,000.00
Offering expenses:
Legal fees	25,000.00	25,000.00
Printing of prospectus	2,000.00	2,000.00
Accounting and auditing fees	10,000.00	10,000.00
State securities fees	0.00	0.00
Transfer agent fees	1,500.00	1,500.00
Miscellaneous expenses	100.00	100.00
Total offering expenses	38,600.00	38,600.00
Net proceeds	1,461,400	711,400

Working capital needs include accounts payable, as well as accrued but unpaid salary of our chief executive officer.

The acquisition of Rebel Testing, Inc. on June 30, 2009 resulted in the Company incurring significant debt and therefore must raise capital in the near term to service this debt or risk termination of the acquisition.  A portion of this offering may go towards fulfilling this debt.

DETERMINATION OF OFFERING PRICE

The offering price, the market price, of the common stock bears no relationship to any objective criterion of value. The price does not bear any relationship to the Company’s assets, book value, historical earnings, or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering.  Accordingly, the offering price should not be considered an indication of the actual value of our securities.

DILUTION

Purchasers of securities in this offering will experience immediate dilution and substantial dilution in the net tangible book value of their common stock from the initial public offering price.  The historical net book tangible value as of September 30, 2009 was $(3,872,487) or negative $0.00751 per share.  Historical net tangible book value per share of common stock is equal to our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2009, that of 515,453,806, as adjusted to give effect to the receipt of net proceeds from the sale of the 75,000,000 shares of common stock for $0.02.  This represents an immediate increase of $0.00349 per share to existing shareholders and an immediate and substantial dilution of $0.02402 per share, or approximately 120%, to new investors purchasing our securities in this offering.  Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma book value per share of our common stock immediately following this offering.

Dilution to New Investors

Offering price per share of Common Stock	$0.02
Net pro forma tangible book value per share prior to the Offering	$(0.00751)
Increase per share attributable to the Offering	$0.00349
Pro forma net tangible book value per share after the Offering	$(0.00402)
Dilution to New Investors	$0.02402

SELLING SECURITY HOLDERS

We agreed to register for resale shares of common stock of the selling security holder. The selling security holder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling security holder and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended.  All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holder in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling security holder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling security holder and we have not independently verified this information. The selling security holder is not making any representation that any shares covered by the prospectus will be offered for sale. The selling security holder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, the selling security holder has not held any position or office with us, nor are any of the selling security holder associates or affiliates of any of our officers or directors. Except as indicated below, the selling stock holder is not the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. The selling security holder is not a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling security holder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering (1)		Number of Shares Offered	Number of Shares Beneficially Owned after the Offering
Auctus Private Equity Fund, LLC (2)	1,000,000	(3)	75,000,000	76,000,000

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draw downs under the Auctus credit facility.
(2) Al Sollami is a managing member of Auctus Private Equity Fund, LLC.
(3) 1,000,000 shares were issued to Auctus pursuant to the Drawdown Equity Finance Agreement, see “Plan of Distribution”.

PLAN OF DISTRIBUTION

Drawdown Equity Finance Agreement / Registration Rights Agreement

On December 15, 2009, we entered into Drawdown Equity Finance Agreement and A Registration Rights Agreement with Auctus Private Equity Fund, LLC in order to establish a possible source of funding for us. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

Under the equity line of credit agreement, Auctus has agreed to provide us with up to $10,000,000 of funding over a thirty-six (36) month period from the effective date of this prospectus; shares of our common stock covering $10,000,000 of the agreement are being registered pursuant to this prospectus. During this period, we may request a drawdown under the equity line of credit by selling shares of our common stock to Auctus and Auctus will be obligated to purchase the shares. We may request a drawdown once every five trading days, although we are under no obligation to request any drawdowns under the equity line of credit. There must be a minimum of five trading days between each drawdown request.

We may request a drawdown by sending a drawdown notice to Auctus, stating the amount of the draw down and the price per share, which shall be the lowest closing bid price of our common stock during the preceding five trading days. During the five trading days following a drawdown request, we will calculate the amount of shares we will sell to Auctus and the purchase price per share. The number of shares of Common Stock that Auctus shall purchase pursuant to each advance shall be determined by dividing the amount of the advance by the purchase price.

The purchase price per share of common stock will be set at ninety-five percent (95%) (a Five Percent (5%) discount) of the lowest closing bid of the common stock during the pricing period. Further, Auctus shall immediately cease selling any shares of our common stock within a drawdown notice if the price of the Company’s common stock falls below 75% of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the drawdown notice date; such floor can be waived only in the sole discretion of the Company.

There is no minimum amount we can draw down at any one time. The maximum amount we can draw down at any one time is the larger of $150,000; or 200% of the average daily volume based on the trailing ten days preceding the drawdown notice date.

Upon effectiveness of the Registration Statement, the Company shall deliver Instructions to its transfer agent to issue shares of Common Stock to the Investor free of restrictive legends on or before each advance date.

Pursuant to the Drawdown Agreement, Auctus shall not be issued shares of the Company’s common stock that would result in its beneficial ownership equaling more than 4.99% of the outstanding common stock of the Company.

The obligation of Auctus to make an advance to the Company pursuant to the Drawdown Agreement shall terminate permanently in the event that (i) there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days, other than due to the acts of Auctus, during the commitment period, or (ii) the Company shall at any time fail materially to comply with the requirements contained in the Drawdown Agreement and such failure is not cured within thirty (30) days after receipt of written notice from the Investor, provided, however, that the termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to this registration statement and ending upon the date on which such post-effective amendment is declared effective by the SEC.

On December 15, 2009 the Company signed a Registration Rights Agreement with Auctus requiring, among other things, that the Company prepare and file with the SEC Form S-1, or on such other form as is available no later than ninety (90) calendar days after signing. In addition, the Company shall use all commercially reasonable efforts to have the Registration Statement(s) declared effective by the SEC within one hundred and twenty (120) calendar days from the date that the Registration Statement is filed with the SEC.

As per the Drawdown Agreement, none of Auctus’s obligation thereunder are transferrable and may not be assigned to a third party.

We agreed to pay a non-refundable origination fee of one million restricted common stock shares.

INTEREST OF NAMED EXPERTS AND COUNSEL
None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Insight Management Corporation, except for Matthew Maza, as described below, is currently a director. Cident Law Group PLLC, and, specifically Matthew Maza are not holders of Company stock.    Furthermore, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in Insight Management Corporation.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

As of December 15, 2009, the Company had a total of 160 shareholders of record.  The Common Stock of Insight Management Corporation currently trades under the symbol ISIM.OB on the OTCBB.

Our common stock has been traded on the OTCBB since January 22, 2009.  Prior to that date, our common stock was not actively traded in the public market.  Our common stock is listed on the OTCBB under the symbol "ISIM.OB". Since June 2009, our common stock has also been traded on the Frankfurt Stock Exchange under the symbol "746". The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the OTCBB as reported by various Bulletin Board market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

	Price
	High	Low

Third Quarter 2009	$0.086	$0.014
Second Quarter 2009	$0.214	$0.086
First Quarter 2009	$0.144	$0.136

On December 4, 2009, the high and low bid prices of our common stock on the OTCBB were $0.027 and $0.02 per share, respectively, and there were approximately 160 holders of record of our common stock.

To date, we have never declared or paid any cash dividends on our capital stock.  We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

PENNY STOCK RULES

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock, which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

-	Contains a description of the nature and level of risk in the market for penny stock in both Public offerings and secondary trading;
-
Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

-	Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;
-	Contains a toll-free number for inquiries on disciplinary actions;
-	Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
-	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

-	The bid and offer quotations for the penny stock;
-	The compensation of the broker-dealer and its salesperson in the transaction;
-	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
-	Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling their securities.

TRANSFER AGENT

The Transfer Agent and Registrar for the common stock is OTC Stock Transfer, 231 East 2100 South, Salt Lake City, Utah.

EXPERTS

Our financial statements as of December 31, 2008 and for the periods then ended, have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of our independent registered public accounting firm, dated March 31, 2009 upon authority as experts in accounting and auditing.  M & K CPAS report on the financial statements can be found at the end of this prospectus and in the registration statement.

ABOUT OUR COMPANY

We were organized under the laws of the State of Florida on March 10, 2006. Since our inception, we have been engaged in organizational efforts and obtaining initial financing. On June 29, 2009 Insight Management completed a reverse triangular merger with Microresearch Corporation.  Pursuant to the agreement, Microresearch shareholders received 1.5 ISIM shares for each share they own in Microresearch Corporation.  Prior Insight Management shareholders did not change their holdings in Insight Management.  On June 30, 2009, the company completed the acquisition of Rebel Testing, Inc. (“RTI”).

Where you can find us

Our principal executive offices are located at 1130 E. Clark Ave. Ste 150-286, Orcutt, CA 93455, and our telephone number is (866) 797-3588.  The address of our website is www.insightmanagementcorp.com. Information on our website is not part of this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
Forward-Looking Information

Certain statements in this document are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. The words “expect” “anticipate” and similar words or expressions are to identify forward-looking statements. These statements speak only as of the date of the document; those statements are based on current expectations, are inherently uncertain and should be viewed with caution. Actual results may differ materially from the forward-looking statements as a result of many factors, including changes in economic conditions and other unanticipated events and conditions. It is not possible to foresee or to identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date of this document that may affect the accuracy of any forward-looking statement.

General

Insight Management Corporation, formerly known as Skreem Records Corporation was an entertainment development, marketing and production company formed in May 2006. Originally the recording and artist management division for an international entertainment media company with multiple hit releases, Skreem Records was formed to continue these operations globally.

As a result of the reverse triangular merger with Microresearch Corporation on June 29, 2009 and its acquisition of Rebel Testing, Inc. on June 30, 2009, Insight Management’s core business focus is changing to the oil and gas industry. The Company has a strategic plan for growth through acquisition and functions from the perspective of an engineering firm. This is the nucleolus that directs what acquisitions are made and creates strategic alliances, develops proprietary technology and patents that bring the expertise and ultimately creates the real value for Insight Management. The Company expects to retain the strong management teams in each business unit, capitalizing on their local knowledge of competitors and operating climate, along with their loyal customer relationships.

Strategic Plan

Insight Management has a three step approach to value creation:

1.
Find and negotiate the acquisition of small to midsize oil and gas companies that have strong financial track records and experienced management. Insight Management has a method of identifying and securing acquisitions that meet the following criteria:

•	Solid growth history
•	Profitable
•	Opportunity to increase profits
•	Strong management team willing to stay on board for a minimum of three years
•	Little or no debt on the books

These companies are primarily successful family owned businesses that are looking for a way to increase market presence and provide financial security for the owners while at the same time leading further growth and technological advancement. Insight Management offers all of that by taking the Company to the public marketplace, providing valuable business management experience to identify operating efficiencies, linking companies together to exploit synergies, and providing technical expertise and technology to their already successful businesses.

2.
Apply the technology and gain efficiencies from synergies provided by the multiple acquisitions. Insight Management will use its technology to improve the operations of the companies acquired and possibly license the technology for increase revenue at little to no additional cost. Insight Management will also exploit the opportunity to gain efficiencies from the consolidation of its acquisitions. The company managers will have the opportunity to share best practices and work together to gain market share and drive growth to the bottom line.

3.
Continuously work towards increasing market awareness and move the stock to larger public markets. Insight Management has experienced personnel to improve market awareness and gradually increase institutional holding of the stock. Value will come from continued growth through acquisition and deployment of developed technologies. The current strategy allows for rapid expansion of revenues and profit.

Insight Management is conducting due diligence on a second potential acquisition after recently signing a non-disclosure agreement in November of 2009. The company is an established drilling company currently operating eight oil wells in Texas.  The company has been in business for five years and management has more than twenty years of experience. Insight Management is reviewing financials and evaluating the company’s potential for expansion.

Rebel Testing, Inc. (“RTI”), subsidiary

On March 6, 2009, the Company entered into a Stock Purchase Acquisition Agreement (the “Agreement”) with RTI, for the acquisition of all of the issued and outstanding common stock of RTI for a purchase price of $5,000,000 paid over a 36-month period based upon the earnings of RTI over this three year period. The Company closing of the acquisition occurred on June 30, 2009.

Rebel Testing, Inc. of Gillette, Wyoming, has been in business for over eighteen years and is a leading Rocky Mountain regional oil and gas field services provider. The company maintains a fleet of pump hoist trucks servicing the greater Powder River Basin. RTI also has operations based in Colorado servicing and pressure testing blow out preventers, and provides these services in the greater Colorado, Wyoming and Utah areas. Customers include, among others, two Fortune 500 oil and gas corporations.

Market Conditions and Outlook

Natural gas is a largely overlooked energy source.  Not long ago the consensus was the US was running out of natural gas.  But due to technology advances in the last few years, natural gas can be extracted out of shale rock. There is now an abundance of natural gas available in the US.

Natural gas is a much cleaner energy source. Since it emits ½ the carbon as coal when burned, natural gas is a logical choice to replace coal in power plants and help decrease green house emissions. Natural gas is also seen as a transition energy source as renewable energy replacements of fossil fuels are still in the distant future.

With a solid foothold in the natural gas field services industry now established, the Company expects meaningful growth through the acquisition of other oil and gas enterprises that are both complimentary and offer greater diversity in revenue streams.

Quarter Ended September 30, 2009 -

The average price per MMBtu for natural gas reversed its decline during the third quarter of 2009 and has reached a 9-month high.   Demand for RTI field services remains strong and RTI’s EBIDTA more than doubled during the third quarter to $214,505, an increase of 131% compared to the second quarter of 2009.
Indications of higher leasing activity in Colorado and with strong margins, the company is in a good position to continue to add significantly to bottom line during the remainder of 2009 and 2010.

Outlook for 2010 -

Following the economic downturn, a cyclical boom in drilling activity is typical. The Company is anticipating an improved environment for natural gas and oil field service companies that should result in significantly better this year.

Competition

We are an insignificant player among the firms, which engage in business combinations. There are many established venture capital and financial concerns which have significantly greater financial and personnel resources and technical expertise than we will. In view of our combined limited financial resources and limited management availability, we will continue to be at a significant competitive disadvantage compared to our competitors. Also, we will be competing with a number of other small, blank check public and shell companies.

Results of Operation

Three months and nine months ended September 30, 2009 and September 30, 2008

Revenues –

The Company recorded revenue of $588,903 and $0 for the three months ended September 30, 2009 and 2008, respectively. Revenue for the nine months ended September 30, 2009 and 2008 was $588,903 and $0, respectively.

Operating Expenses –

Operating expenses were $641,052 for the three months ended September 30, 2009 compared to $162,301 for the three months ended September 30, 2008, an increase of $478,751 or 295%. Operating expenses for the nine months ended September 30, 2009 and 2008 were $949,232 and $209,137, respectively, an increase of $740,095 or 354%. Expenses were primarily attributable to professional and consulting fees relating to business development activities, which increased substantially during the first half of FY09 as the Company positioned itself to commence significant operations such as the reverse merger with Microresearch Corporation on June 29, 2009 and acquisition of Rebel Testing, Inc. on June 30, 2009.

Interest Expense –

For the three months ended September 30, 2009 and 2008, the Company recorded interest expense in the amount of $111,355 and $0, respectively. Interest expense for the nine months ended September 30, 2009 and 2008 was $112,373 and $0, respectively. The interest expense relates to a note payable to a minority shareholder.

Liquidity and Capital Resources

As of September 30, 2009, the Company had cash of $331,712 and a deficit in working capital of $1,964,029. This compares with cash of $16,759 and a deficit in working capital of $219,937 as of December 31, 2008. Cash used by operations was $122,567 for the nine months ended September 30, 2009 versus cash used by operations of $199,808 for the nine months ended September 30, 2008.

To raise funds for debt and working capital, the Company plans to submit a registration statement with the SEC. The Company anticipates the stock registration will result in raising capital and facilitate further sales. However, this plan is dependent upon approval of the registration statement by the SEC and there is no guarantee this registration will result in raising sufficient capital to meet the Company’s needs, if any at all. In addition, the Company is exploring other private equity and debt financing opportunities.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the continuation of the Company as a going concern. Until the acquisition of Rebel Testing, Inc. on June 30, 2009, the Company operated as a development stage enterprise and had not established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern, relying on limited private placements of its stock through a Regulation S offering to fund its development activities while incurring significant losses and a working capital deficit. The Company has incurred significant debt by the acquisition of Rebel Testing and must raise capital in the near term to service this debt or risk termination of the acquisition.

The Company's ability to continue in existence is dependent upon developing additional sources of capital to service its acquisition debt and continue expansion of its business in oil & gas field services. Management's plan is to raise capital through additional private offerings and financing initiatives, in addition to registering shares to raise equity capital in U.S. and foreign markets. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classifications or liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

INFLATION

The amounts presented in the financial statements do not provide for the effect of inflation on the Company’s operations or its financial position. Amounts shown for machinery, equipment and leasehold improvements and for costs and expenses reflect historical cost and do not necessarily represent replacement cost. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

GOVERNMENT REGULATIONS

We estimate that there is no material cost to comply with any environmental laws of the Federal, State or Local governments and believe that any cost and/or compliance is the responsibility of the end user.

DESCRIPTION OF PROPERTY

With the acquisition of Rebel Testing, Inc. (RTI), Insight Management acquired the existing equipment of RTI in 2009.

LEGAL PROCEEDINGS
None.

SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below is derived from the detailed financial statements appearing elsewhere in this prospectus.  This information should be read in conjunction with those financial statements and related notes, and the “use of Proceeds” and “Plan of Operation” sections included in the prospectus.

Balance Sheet Data:	September 30, 2009
Cash and cash equivalents	$331,712
Property and equipment net of depreciation	535,875
Total assets	4,803,226
Total liabilities	5,060,005
Stockholders’ Equity	(256,779)

Statement of Operations Data:

	Three months ended September 30, 2009	Nine months ended September 30, 2009
Revenues	$588,903	588,903
Total cost and expenses	641,052	949,232
Other Income (Expense)	(111,355)	(112,373)
Net loss	(163,504)	(472,702)
Net loss per share – basic and diluted	(0.00)	(0.00)

DIVIDENDS

We have never paid a cash dividend on our common stock.  It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

MANAGEMENT

The directors and officers of the Company are listed below with information about their respective backgrounds.  Each Director is elected to serve a one year term, until the next annual meeting of the shareholders or until their successor is elected (or appointed) and qualified.  Our officers are appointed by our board of directors and hold office until removed by the board.

Our executive officers and directors and their ages as of September 30, 2009 is as follows:

NAME	AGE	POSITION
Jennifer Rapacki	52	CEO/President/Treasurer/Director
Matthew Maza	33	Secretary/Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Jennifer Rapacki, 52, President/CEO/Director. Ms. Rapacki has both a technical engineering background with a degree in Mechanical Engineering from Purdue University, as well as profound business knowledge due to a MBA degree from the University of Phoenix. Consequentially, she understands the operational business side, is able to support with precise trouble shooting, to resolve technical problems and to complement the long-term R&D processes to maintain and expand competitive edges. Additionally, the business background enables great optimization potential by enhancing capital structures, mediating potential cooperation partners to create synergies and implement her involvement and commitment to the company. With her remarkable experience of over 20 years in the corporate world working for Fortune 500 companies, she combines many critical aspects for creating sustainable business success.

Matthew Maza, 33, Secretary/Director. Mr. Maza is an attorney admitted to practice law in the State of Washington. He has extensive experience in the securities in regards to drafting private offering disclosures, acquisition/merger agreements, and stock subscription agreements. In addition he has extensive securities research background in the areas of NASD/SEC rule violations pertaining to fraud, unsuitability and other issues. He has researched globalization issues in various fields of study with a focus on trade related intellectual property. He has performed a Compliance Research Internship with the National Association of Securities Dealers Regulation (NASD). Mr. Maza graduated with a B.S. degree in Molecular Biology from University of Washington; has a B.S. degree in Economics from University of Washington; an M.B.A. degree from Seattle University Albers School of Business & Economics; a J.D. degree from Seattle University School of Law; and a LL.M. in Taxation from the University of Washington.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Current Issues and Future Management Expectations

No board audit committee has been formed as of the date of this Memorandum.

The Company expects to develop and maintain management in two ways: 1) find a Chief Operating Officer (COO) to oversee the operations of the Company’s acquisitions and then 2) retain existing management of the acquired business units who are able to identify acquisition targets that will fit our goals, using their knowledge of local competitors and operating climate, along with their loyal customer relationships.  The targets will most likely be existing suppliers, competitors or distributors. Once a target has been identified, a proper valuation of the business is formed internally.  The Company then values the experience of the employees of the operations it plans to acquire and considers whether their expertise will create a strong competitive advantage for the Company.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers in their positions.

Name and Principal Position	Year		Salary				Bonus	Stock Awards ($)	Option Awards ($)	Totals ($)
Jennifer Rapacki, CEO/President/Treasurer/Director	FY 2009	$90,000	(1)	30,000	(2)	N/A	N/A		$120,000
Matthew Maza, Secretary/Director	FY 2009	$0	(3)	N/A		N/A	N/A		$0

(1)  As of November 30, 2009, Ms. Rapacki has been paid $27,500, and accrued $52,500 of salary
(2)  As of November 30, 2009, Ms. Rapacki’s bonus of $30,000 is accrued
(3) Matthew Maza is paid as the company counsel; as of November 30, 2009, Mr. Maza’s fees of $69,030  have been accrued.

EMPLOYEES

The company has three employee, two part-time individuals and one full-time individual.  The Company believes it has good relations with all of the employees.

EMPLOYMENT AGREEMENTS

President/CEO Employment Agreement

Effective June 29, 2009, Insight Management Corporation entered into an employment agreement with Ms. Rapacki with an annual base salary of $130,000.  Executive shall also be entitled to a bonus determined at the sole discretion of the Board of Directors, 15 days vacation per year and participation in the Company’s Stock Option Plan.

The agreement provides that upon termination of the executive’s employment by the company for any reason other than for cause, or if the executive terminated her employment for good reason, the executive would be entitled to a lump sum payment equal to 1 year of base salary.

Issuance of Bonus

On July 15, 2009, the Board of Directors of the Company’s subsidiary, Microreseach Corporation, approved a $30,000 performance bonus for Microresearch President, Jennifer Rapacki, in consideration for the excellent performance of negotiating and closing the Rebel Testing, Inc. acquisition and closing the merger with Insight Management. The performance bonus completes all monetary compensation due to Ms. Rapacki, as President of Microresearch Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions that, outside of fees paid for hours worked, occurred with our officers or directors with the company. Furthermore, there were no transactions between our officers or directors with the Company where 1) there were no competitive bidding; 2) rates or charges was not fixed by law or governmental authority; 3) the transaction did not involve services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; 4) the amount involved exceeded $60,000; or 5) the interest of the person rose beyond the ownership of securities of the Company and the person received extra or special benefit that was not shared equally (pro rata) by all holders of securities of the class.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have no parents. We have one class of equity securities, our Common Stock. The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of December 15, 2009, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class	Percent of Class assuming 75,000,000 shares sold in this offering

Common Stock	Jennifer Rapacki 1130 East Clark Ave. #150-286 Orcutt, CA 93455	- 0 -	--%	--%

Common Stock	Matthew Maza 1130 East Clark Ave. #150-286 Orcutt, CA 93455	- 0 -	--%	--%

Common Stock	Cede & Co Depository Trust Company PO Box 222 Bowling Green Station New York, NY 10274	54,044,375	10.5%	9.1%

Common Stock	Kytin Holdings, LLC 1425 Broadway Ave East #454 Seattle, WA 98122	168,051,405	32.5%	28.4%

Common Stock	Tech Development LLC 1425 Broadway Ave East #454 Seattle, WA 98122	147,044,772	28.5%	24.9%

The percent of class is based on 516,453,806 shares of common stock and outstanding on December 15, 2009.

All Officers and Directors as a group (2 Persons)

(1)
Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock at a par value of $0.00014 per share and 10,000,000 shares of preferred shares at a par value of $0.01.  The common stock par value was updated subsequent to our most recent filing and will be incorporated in the balance sheet of the December 31, 2009 10K filing. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of December 15, 2009, 516,453,806 shares of common stock are issued and outstanding and held by 160 stockholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will   depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Preferred Stock

As of December 15, 2009, zero shares of preferred stock are issued and outstanding.  There are 10,000,000 shares authorized.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is authorized to create and provide for the issuance of shares of the Preferred Stock in series, and by filing amendments to the Articles of Incorporation pursuant to the applicable section of the Florida Business Corporation Act, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.  The authority of the Board of Directors with respect to each series is stated in the Articles of Incorporation.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS REGARDING INDEMIFICATION OF DIRECTORS AND OFFICERS REGARDING INDEMNIFICATION

The Certificate of Incorporation of the Company provides indemnification to the fullest extent permitted by Florida law for any person whom the Company may indemnify thereunder, including directors, officers, employees and agents of the Company.  In addition, the Certificate of Incorporation, as permitted under the Florida General Corporation Law, eliminates the personal liability of the directors to the Company or any of its stockholders for damages for breaches of their fiduciary duty as directors.  As a result of the inclusion of such provision, stockholders may be unable to recover damages against directors for actions taken by directors which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of stockholder litigation, even though such action, if successful, might otherwise benefit the Company and its stockholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Florida law.  The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the “Acts”) as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

FLORIDA ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

Provisions of Florida law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors.  These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us.  We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

We are subject to the Florida General Corporation Law, which regulates corporate acquisitions.  In general, Section 607.0901 prohibits a publicly held Florida corporation from engaging in a “business combination” with an “interested stockholder” for a period of five years following the date the person became an interested stockholder, unless:

(i)	The Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
(ii)
Upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 80% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

(iii)	On subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 10% or more of the corporation's voting stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, Quarterly Report on 10-Qs and Annual Report on 10-Ks.  This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois  60661.

The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, statements or other information on file at the public reference rooms.  You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.  We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal.  Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

INSIGHT MANAGEMENT CORPORATION
FINANCIAL STATEMENTS
TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
Balance Sheets as of December 31, 2008 and December 31, 2007	28
Statements of Operations For the Years Ended December 31, 2008 and 2007 and the Period From May 10, 2006 (Inception) Through December 31, 2008	30
Statement of Cash Flows For the Years Ended December 31, 2008 and 2007 and the Period From May 10, 2006 (Inception) Through December 31, 2008	31
Statement of Stockholder’s Equity From May 10, 2006 (Inception) to December 31, 2008	33
Notes to Audited Financial Statements	35

Consolidated Balance Sheets as of September 30, 2009 and December 31, 2008	42
Consolidated Statements of Operations for the three and nine month periods ending September 30, 2009 and 2008	43
Consolidated Statement of Changes in Stockholders’ Deficit for the nine months ended September 30, 2009	44
Consolidated Statements of Cash Flows for the nine month period ending September 30, 2009 and 2008	45
Notes to Unaudited Consolidated Financial Statements	47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	56
Rebel Testing, Inc. Balance Sheets as of December 31, 2008 and 2007	57
Rebel Testing, Inc. Statement of Operations for the year ended December 31, 2008 and 2007	58
Rebel Testing, Inc. Statement of Changes in Stockholders’ Equity from December 31, 2006 through December 31, 2008	59
Rebel Testing, Inc. Statements of Cash Flows for the year ended December 31, 2008 and 2007	60
Rebel Testing, Inc. Notes to Audited Financial Statements	61

Basis of Presentation of the Unaudited Pro Forma Combined Statements of Operations for the Year Ended December 31, 2008 and Six Months Ended June 30, 2009	66
Unaudited Pro-forma Combined Statements of Operations for the year ended December 31, 2008	67
Unaudited Pro-forma Combined Statements of Operations for the six months ended June 30, 2009	68
Notes to Unaudited Pro Forma Combined Statements of Operations	69

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Insight Management, Inc.

We have audited the accompanying balance sheet of Insight Management, Inc. (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended and for the period from May 10, 2006 (inception) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Insight Management, Inc. as of December 31, 2008 and 2007, and the results of its operations, changes in stockholders’ equity (deficit) and cash flows for the period then ended and for the period from May 10, 2006 (inception) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has insufficient working capital, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
March 31, 2009

Insight Management Corporation
(A Development Stage Company)
Balance Sheets
As of December 31, 2008 and December 31, 2007
From ANNUAL REPORT ON FORM 10-K For Fiscal Year Ended December 31, 2008

	December 31, 2008	December 31, 2007

ASSETS:
Current assets:

Cash	$59	$24,232
Capitalized production costs net of amortization of $0 and $3,362 at December 31, 2008 and 2007, respectively	—	24,701
Advances to related party	525	1,000
Prepaid expense	—	4,440

Total current assets	584	54,373

Assets of discontinued operations, net	—	361,195

TOTAL ASSETS	$584	$415,568

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:

Accounts payable and accrued liabilities	$79,991	$92,909
Accrued interest	6,484	238
Notes payable – related party	141,025	99,696

Total Current Liabilities	227,500	192,843

Liabilities of discontinued operations, net	—	269,440

Stockholders’ Deficit:

Common Stock, $.001 par value; 50,000,000 shares authorized, 3,051,870 and 2,934,050 shares issued and outstanding at December 31, 2008 and 2007, respectively	3,052	2,934

Stock subscription receivable	(3,100)	—

Additional paid in capital	360,264	225,938

Deficit accumulated during the development stage	(587,132)	(275,587)

Total Stockholders’ Equity Deficit	(226,916)	(46,715)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$584	$415,568

The accompanying notes are an integral part of these financial statements.

Insight Management Corporation
(A Development Stage Company)
Statements of Operations
For the Years Ended December 31, 2008 and 2007
and the Period From May 10, 2006 (Inception) Through December 31, 2008
From ANNUAL REPORT ON FORM 10-K For Fiscal Year Ended December 31, 2008

	Year Ended December 31,		May 10, 2006 (Inception) Through December 31,
	2008	2007	2008

Expenses:
General and administrative expenses	$187,788	$205,404	$393,192
Rent	12,415	1,190	13,605
Amortization of capitalized production costs	—	3,362	3,362
Interest expense	8,289	2,307	10,596

Total Operating Expenses	208,492	212,263	421,755

Other income	80	—	80

Net Loss from continuing operations	$(208,412)	$(212,263)	$(420,675)

Discontinued operations

Loss from discontinued operations	(103,133)	(63,324)	(166,457)

Net Loss	$(311,545)	$(275,587)	$(587,132)

Net Loss per Common Share - Basic and Diluted	$(0.10)	$(0.12)

Per Share Information:
Weighted Average Number of Common Stock
Shares Outstanding - Basic and Diluted	3,037,888	2,376,116

The accompanying notes are an integral part of these financial statements.

Insight Management Corporation
(A Development Stage Company)
Statement of Cash Flows
For the Years Ended December 31, 2008 and 2007 and
the Period From May 10, 2006 (Inception) Through December 31, 2008
From ANNUAL REPORT ON FORM 10-K For Fiscal Year Ended December 31, 2008

	Year Ended December 31,		May 10, 2006 (inception) to December 31,
	2008	2007	2008

Cash Flows from Operating Activities:
Net Loss from continuing operations	$(208,412)	$(212,263)	$(420,675)
Net Loss from discontinued operations	(103,133)	(63,324)	(166,457)
Adjustments to reconcile net loss to cash used in operating activities:
Impairment of capitalized production costs	31,159	—	31,159
Amortization of capitalized production costs	—	3,362	3,362
Bad debt	—	—	—
Rent contributed from shareholder Changes in:	12,415	—	12,415
Accounts receivable	475	—	475
Capitalized production costs	—	(28,063)	(28,063)
Prepaid expenses & Other Assets	(2,018)	(5,440)	(7,458)
Accrued expenses	6,246		6,246
Accounts payable	(12,919)	93,147	80,228
Net Cash Flows Used in Operations	(276,187)	(212,581)	(488,768)

Cash Flows from Financing Activities:
Net borrowings on demand notes-related party	134,698	99,696	234,394
Payment of debt-related party	(48,868)	—	(48,868)
Proceeds from sale of stock- net of subscription receivable	75,900	114,050	189,950
Net Cash Flows Provided by Financing activities	161,730	213,746	375,476

Cash Flows from Discontinued Operations:
Cash used in operating activities	(14,505)	14,505	—
Cash used from investing activities	353,460	(145,457)	208,003
Cash used in financing activities	(248,671)	154,019	(94,652)
Net Cash Flows used in Discontinued Operations	90,284	23,067	113,351

Net Increase (Decrease) in Cash	(24,173)	24,232	59
Cash and cash equivalents - Beginning of period	24,232	—	—
Cash and cash equivalents - End of period	$59	24,232	$59

SUPPLEMENTARY INFORMATION
Interest Paid	$2,042	$—	$4,111
Taxes Paid	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

Insight Management Corporation
(A Development Stage Company)
Statement of Stockholder’s Equity
From May 10, 2006 (inception) to December 31, 2008
From ANNUAL REPORT ON FORM 10-K For Fiscal Year Ended December 31, 2008

			Stock Subscription Receivable	Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficit)

	Common Stock
	Shares	Amount

Inception - May 10, 2006	—	$—	$—	$—	$—	$—

Issuance of founders shares	1,820,000	1,820	(18,200)	16,380	—	—

Net loss for the period	—	—	—	—	—	—

Balances - December 31, 2006	1,820,000	1,820	(18,200)	16,380	—	—

Shares issued to acquire Skreem Studios	1,000,000	1,000	—	999,000	—	1,000,000

Payment of subscription receivable	—	—	18,200	—	—	18,200

Proceeds from sale of stock	114,050	114	—	113,936	—	114,050

Purchase price allocation	—	—	—	(903,378)	—	(903,378)

Net loss for the year	—	—	—	—	(275,587)	(275,587)

Balances - December 31, 2007	2,934,050	2,934	—	225,938	(275,587)	(46,715)

Shares issued for notes	50,000	50	—	249,950	—	250,000

Shares issued for services	5,620	6	—	(6)	—	—

Proceeds from sale of stock	62,200	62	—	78,375	—	79,000
			—		—
Subscription Receivable			(3,100)		—	(3,100)
			—		—
Contribution from shareholder	—	—	—	12,415	—	12,415

Investment in discontinued operations	—	—	—	(206,971)	—	(206,971)

Net loss from discontinued operations	—	—	—	—	(103,133)	(103,133)

Net loss from continuing operations	—	—	—	—	(208,412)	(208,412)

Balances – December 31, 2008	3,051,870	3,052	(3,100)	360,264	(587,132)	(226,916)

The accompanying notes are an integral part of these financial statements.

Insight Management Corporation
Notes to Financial Statements
(A Development Stage Company)
From ANNUAL REPORT ON FORM 10-K For Fiscal Year Ended December 31, 2008

1. Nature of Operations

Insight Management Corporation (the Company) (formerly known as Skreem Records Corporation) was formed on March 10, 2006, but was dormant and did not commence operations until April 1, 2007 when it acquired a 100% interest in Skreem Studios, Inc. (the Subsidiary) (formerly known as Skreem Studios LLC). Skreem Studios, Inc. was formed on October 7, 2005 as a limited liability company with the beneficial interest held by two of the Company’s shareholders, Jeffrey Martin and Tony Harrison. The Subsidiary initiated pre-commencement activity in May 2006, renting a studio facility, acquiring equipment, building out two studios and incurring other pre-operational expenses. On April 1, 2007 the Company acquired the Subsidiary under the purchase method and commenced business operations. On June 9, 2008, the majority of stockholders authorized a name change from Skreem Records Corporation to Insight Management Corporation, authorized a ten for 1 reverse split of common stock and declared a stock dividend of its subsidiary, Skreem Studios, Inc. On July 1, 2008, Insight Management Corporation commenced a reverse spin-off Skreem Studios, Inc., where the shareholders of record receive one share of Skreem Studios, Inc. per share owned in Insight Management. The Company’s business is to search for recording talent, sign the talent to contracts, and to promote and fund the talent. The Company may incur costs to develop unrecognized talent such as vocal coaching, choreography, fitness training, clothing, hair design, transportation and living expenses. Additionally, the company may incur these costs as well as promotional, tour costs and recording costs for established talent as well as its developed talent. Revenue is generated through sales of recordings, performance fees, management fees, merchandising and publishing royalties. Via these revenue sources the Company recovers the cost it has invested in the talent and then shares in a percentage of the excess proceeds according to the terms of individual contracts.

2.Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared utilizing the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America. Under this method, revenues are recognized when earned and expenses are recorded when liabilities are incurred. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the result of operations for the interim periods presented have been reflected herein.

Revenue Recognition

Revenue is recognized when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, services have been provided, and collectability is reasonably assured. Revenue that is billed in advance such as recurring weekly or monthly services are initially deferred and recognized as revenue over the period the services are provided. As of December 31, 2008, no significant revenue has been recorded.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2008 and 2007, there were no cash equivalents.

Capitalized production costs

Capitalized production costs consist of capitalized master production costs and finished product purchased for resale and is valued at the lower of cost or market, on the first-in, first-out method. Capitalized master production costs include capitalizable direct negative costs, production overhead, interest, development costs, and acquired production costs, and are stated at the lower of cost, less accumulated amortization, or fair value. Capitalized master production costs are expensed based on the ratio of the current period’s gross revenues to estimated remaining total gross revenues from all sources on an individual production basis. Development costs for projects that have been determined will not go into production or have not been set for production within one year are written off. Estimates of total gross revenues can change significantly due to a variety of factors, including advertising rates and the level of market acceptance of the production. Accordingly, revenue estimates are reviewed periodically and amortization is adjusted, if necessary. Such adjustments could have a material effect on results of operations in future periods. As of December 31, 2008, management expensed $31,159 of capitalized production costs due to uncertainty of future economic benefit. See Note 9.

Prepaid expenses

Prepaid expenses are advance payments for products or services that will be used in operations during the next 12 months.

Development Stage Company

The Company complies with Statement of Financial Accounting Standard (“SFAS”) No. 7 and the Securities and Exchange Commission Exchange Act 7 for its characterization of the Company as development stage.

Property, equipment, and improvements

Property and equipment are stated at cost. Major additions and improvements are capitalized, and routine expenditures for repairs and maintenance are charged to expense as incurred. Fully depreciated assets are carried on the books until the date of disposal. Property sold or retired, and the related gain or loss, if any, is taken into income currently. Property that costs less than $500 is expensed as incurred.

Depreciation is calculated on the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years for equipment and furnishings and over the life of the lease for leasehold improvements.

Impairment of Long Lived Assets

Long-lived assets are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long- lived Assets”. Under SFAS No. 144, long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

Fair Value of Financial Instruments

Financial instruments, including cash, receivables, accounts payable, and notes payable are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due o variable rates of interest which are consistent with market rates. No adjustments have been made in the current period.

Income taxes

The Company accounts for income taxes under the Financial Accounting Standards Board of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Current income tax provisions are made based on taxable income reported to federal and state taxing authorities. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of December 31, 2008, the Company has a deferred tax benefit approximating $231,700 which consists entirely of federal and state net operating losses generated by the current period tax losses. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance for the full amount of the deferred tax benefit because the Company does not have a history of taxable earnings and is a development stage enterprise. Additionally, the reconciliation of the Company’s current tax benefit from 34% for federal tax rate to 0% for book purposes consists entirely of the change in the valuation allowance.

For income tax reporting purposes, the Company uses accounting methods that recognize depreciation sooner than for financial statement reporting. As a result, the basis of property and equipment for financial reporting exceeds its tax basis by the cumulative amount that accelerated depreciation exceeds straight-line depreciation. Deferred income taxes have been recorded for the excess, which will be taxable in future periods through reduced depreciation deductions for tax purposes.

Cash paid for income taxes for the twelve month period ended December 31, 2008 was $0.

Basic and Diluted Net Income Per Common Share

Basic and diluted net loss per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. The per share amounts include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the anti dilutive nature of potential common stock equivalents.

Stock Based Compensation

The Company accounts for stock-based employee compensation arrangements using the fair value method in accordance with the provisions of Statement of Financial Accounting Standards no.123(R) or SFAS No. 123(R), Share-Based Payments, and Staff Accounting Bulletin No. 107, or SAB 107, Share-Based Payments. The company accounts for the stock options issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards No. 123, or SFAS No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments with Variable Terms That Are Issued for Consideration other Than Employee Services under FASB Statement no. 123.

The Company did not grant any stock options during the period ended December 31, 2008 or 2007.

Advertising

 Advertising costs are generally expensed as incurred. Total advertising cost from for the twelve month period ended December 31, 2008 and the period from inception on March 10, 2006 through December 31, 2008 were $0 and $3,306, respectively.

 Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

3. Going Concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception, the Company has accumulated losses aggregating to $587,132 and has a working capital deficit of $226,916 at December 31, 2008. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. Management intends to finance these deficits through the sale of stock. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

4.Development Stage Operations

The Company was formed March 10, 2006 and the Subsidiary was formed October 7, 2005. Initial funding for the Subsidiary was provided by the Company’s principal stockholder via equity capital, direct debt capital and indirect/related party debt capital. The Company’s business operations commenced on April 1, 2007 and the Subsidiary’s business operations commenced on January 2, 2008. Operations from inception have been devoted primarily to raising capital, obtaining financing, acquiring equipment, constructing improvements to the rented studio facilities, and administrative functions. Start-up and organization costs are expensed as incurred. Transactions with shareholders and other related parties are described in other notes to these financial statements.

5. Notes Payable- Related Party

Short-term debt as of December 31, 2008 consisted of the following demand notes:

Various unsecured demand notes to the principal shareholder with no stated interest rate; interest is being accrued at 8.00%.	$98,165

Various unsecured demand notes to a business owned and controlled by the principal shareholder with a stated interest rate of 8.00%.	19,760

Various unsecured demand notes to a business controlled by the principal shareholder with a state interest rate of 8.00%	7,100

Various unsecured demands note to a corporation controlled by the principal shareholder with a stated interest rate of 8.00%.	16,000

$141,025

During the twelve month period ended December 31, 2008, the Company issued various unsecured demand notes to the business owned and controlled by a shareholder totaling $10,000 with a stated interest rate of 8%. During the twelve month period ended December 31, 2008, the Company issued various unsecured demands notes to a shareholder totaling $78,750 with a stated interest rate of 8%. The company owed $98,165 as of December 31, 2008. This amount is included in Note Payable-related party of $141,025.

During the twelve month period ended December 31, 2008, the Company issued unsecured demand notes to business controlled by a shareholder totaling $16,000 with a stated interest rate of 8%. During the twelve month period ended December 31, 2008 the Company issued various unsecured demand notes to the business owned and controlled by a shareholder totaling $22,600. During the twelve month period ended December 31, 2008, the Company issued various unsecured demand notes to the business controlled by a shareholder totaling $7,100 with a stated interest rate of 8%. The company owed $19,760 as of December 31, 2008. This amount is included in Note Payable-related party of $141,025.

On February 26, 2008, the Company issued 500,000 common shares with a value of $250,000 at the current trading rate of $0.50 in settlement of a $250,000 note to the majority shareholder. The difference in the value of the shares and the balance of the debt is included as an addition to additional paid in capital to the common control nature of this transaction. The company owed $7,100 as of December 31, 2008. This amount is included in Note Payable-related party of $141,025.

At December 31, 2008, interest in the amount of $6,484 is accrued on these notes. Interest expense for the twelve months ended December 31, 2008, and the period from inception on March 10, 2006 through December 31, 2008 was $8,289 and $10,596, respectively. The company owed $16,000 as of December 31, 2008. This amount is included in Note Payable-related party of $141,025.

6. Capital Stock

The Company has 50,000,000 shares of $0.001 par value stock authorized. At December 31, 2008 there were 3,051,870 shares outstanding.

In May 2006, the Company authorized the issuance of 1,820,000 shares of common stock to the Company’s founders.

As of December 31, 2006, the funding of the founders’ shares was recognized as subscription receivable and in the months of April through June 2007, the payment for founders’ shares subscriptions receivable was received in 2007.

On April 1, 2007, 1,000,000 shares of common stock were issued in exchange for 100% interest in Skreem Studios, LLC (Subsidiary). The value of the shares issued using the PPM price of $1.00 per share was $1,000,000. Due to the common control of the entities involved, the excess consideration provided of $903,378 has been recorded as a decrease of additional paid in capital. The net assets of the Subsidiary on the date of purchase was $189,803.

In the period from January 1, 2008 through December 31, 2008, 62,200 shares were sold and issued in exchange for cash received in the amount of $75,900, net of subscription receivable of $3,100, and 50,000 shares were issued in exchange for cancellation of $250,000 of debt owed to the majority shareholder.

Shares owned by the principal shareholder, Jeffrey Martin, include personal shares and shares owned by a business owned and controlled by him.

The difference in the value of the shares and the balance of the debt is included as an addition to additional paid in capital due to the common control nature of this transaction.

On February 20, 2008, 5,620 shares valued $56 at the current trading rate of $0.01 per share was issued in exchange for underwriting services provided.

On June 9, 2008, the Company authorized a ten for 1 reverse split of common stock effective July 1, 2008.

On July 1, 2008, Insight Management Corporation commenced a reverse spin-off Skreem Studios, Inc., where the shareholders of record receive one share of Skreem Studios, Inc. per share owned in Insight Management.

7. Related Party Transactions

The Company utilizes an office facility at 11637 Orpington Street, Orlando, FL. This facility contains 2,000 square feet of office space and it is owned and controlled by a corporation owned solely by the Company’s majority shareholder. The shareholder has waived rent expense in exchange for an increase in additional paid in capital. At December 31, 2008, the rent expense in exchange of additional paid in capital was $12,415.

All of the debt financing and related interest expense for the Company and its Subsidiary have been provided by and paid or accrued to the principal shareholder or entities controlled by him. See the note regarding short-term debt for details.

On February 21, 2008 the principal shareholder exchanged $250,000 of debt financing for 500,000 shares of common stock. The shares of stock were issued to individuals and entities with related-party interest to the principal shareholder.

At December 31, 2008, $35,000 of the $79,991 balance of accounts payable was to a minority shareholder holding less than 1% interest in the Company.

8. Supplemental Cash Flow Information

Non-Cash Financing Activities. On February 26, 2008, the Company issued 500,000 common shares with a stated value of $500,000 in settlement of a $250,000 note to the majority shareholder. Only $45,500 of the $250,000 note payable is deemed a non-cash transaction at September 30, 2008 due to the spinoff of Skreem Studios, Inc.

9. Capitalized Production Costs

The capitalized production costs balance at December 31, 2008 and 2007 was $0 and $31,159, net of accumulated amortization of $0 and $3,362, respectively. These costs consist entirely of capitalized master production costs for one video and one audio product to be produced and sold. Management does not expect to sell video and audio products in the foreseeable future; therefore, the balance has been expensed.

10. Business Combination

On April 1, 2007, the Company purchased Skreem Studios, Inc. (the Subsidiary) for 10,000,000 shares of the Company’s common stock valued at $1,000,000 based upon a PPM price of $0.10 and an increase in notes payable of $93,181. The subsidiary was controlled by the founding shareholder and due to the entities being under common control the excess purchase price over the net asset value has been recorded as a decrease in additional paid in capital and retained deficit.

The shareholders of the Company maintained control of the subsidiary before and after the purchase and as a result of considering this and other relevant criteria in FASB statement number 141 the Company has been determined to be the accounting acquirer.

Due to the primarily dormant nature of the subsidiary prior to April 1, 2007, the results for the period ended December 31, 2007 would not have materially differed and as a result pro-forma information is not presented in these financial statements.

PP&E	$189,803
Additional paid in capital	903,378
Increase in demand note	(93,181)
Total	$1,000,000

11.Discontinued Operations

On July 1, 2008, Skreem Studios, a subsidiary of Insight Management, Inc, amended its Articles of Incorporation to change the name of Skreem Studios, LLC to Skreem Studios, Inc. upon conclusion of a stock dividend payable at a rate of one share in Skreem Studios, Inc for every share owned in Insight Management, Inc. The Board of Directors has determined that the operations that made up the Company would be better off in a separate company, with its own goals, while the Subsidiary concentrates its efforts on other media related business. On July 1, 2008, the Company spun-off its wholly owned subsidiary, Skreem Studios LLC.

In connection with the spin-off, all of the assets and liabilities were transferred and the due to affiliate was forgiven and treated as additional paid in capital. The following schedule shows the assets and liabilities of the wholly owned subsidiary at July 1, 2008:

	At July 1, 2008	At December 31, 2007
Assets of discontinued operations
Cash	$569	$389
Accounts receivable	—	543
Advances	—	215
Prepaid expenses	717	588
Property and equipment, net	327,248	353,460
Deposit	6,000	6,000

TOTAL ASSETS	$334,534	$361,195

Liabilities of discontinued operations
Accounts payable	$2,073	$3,502
Accrued interest	24,540	18,738
Notes payable-related parties	100,950	247,200

TOTAL LIABILITIES	$127,563	$269,440

Skreem Studios’ loss from operations, reported in discontinued operations, for the twelve months ended December 31, 2008 and 2007 are $103,133 and $63,324, respectively. The loss from operations for Skreem Studios for the period of May 10, 2006 (inception) to December 31, 2008 is $166,547. Prior year financial statements have been restated to present the operations of Skreem Studios as a discontinued operation.

12. Interest Expense

Interest expense for the twelve months ended December 31, 2008, and the period from inception on March 10, 2006 through December 31, 2008 was $8,289 and $10,596, respectively. At December 31, 2008 the Company had accrued interest of $6,484. For the twelve month period ended and from inception through December 31, 2008, the Company paid interest of $2,043 and $4,111, respectively.

INSIGHT MANAGEMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)

From Form 10-Q - For the quarterly period ended September 30, 2009

	September 30, 2009	December 31, 2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$331,712	$16,759
Trade accounts receivable, net of allowance for doubtful accounts	311,370	4,988
Other current assets	8,561	—
Total current assets	651,643	21,747

EQUIPMENT, net of accumulated depreciation	535,875	7,115

OTHER ASSETS:
Identified intangible assets, net of accumulated amortization	2,888,537	—
Goodwill	727,171	—

TOTAL ASSETS	$4,803,226	$28,862

L IABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$316,169	$26,684
Short-term note payable	34,000	—
Unsecured loan payable	—	215,000
Long-term debt - current portion	2,265,503	—
Total current liabilities	2,615,672	241,684

CONDITIONAL NOTE PAYABLE, net of discount	2,444,333	—

STOCKHOLDERS’ DEFICIT
Common stock, $.001 par value; 1,000,000,000 shares authorized, 515,453,806 and 504,453,831 shares issued and outstanding, respectively	515,454	504,454
Stock subscriptions receivable	(24,340)	(201,496)
Additional paid-in capital	367,192	126,603
Accumulated deficit	(1,115,085)	(642,383)
Total stockholders’ deficit	(256,779)	(212,822)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$4,803,226	$28,862

The accompanying notes are an integral part of these financial statements

INSIGHT MANAGEMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

From Form 10-Q - For the quarterly period ended September 30, 2009

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

SERVICE REVENUES	$588,903	$—	$588,903	$—

Total revenues	588,903	—	588,903	—

COSTS AND EXPENSES:
Consulting fees	—	31,300	102,550	64,300
Consulting fees - related party	—	114,250	10,000	123,250
Compensation	333,949	—	392,891	—
Contracted labor	12,500	7,075	56,700	7,075
Professional fees	65,690	—	136,323	7,200
Other operating expenses	39,873	9,676	59,576	10,872
Rent	12,000	—	12,000	—
Supplies	46,663	—	46,663	—
Insurance	25,149	—	25,149	—
Repairs and maintenance	16,108	—	16,108	—
(Gain) Loss on disposal of equipment	(344)	—	1,109	(3,560)
Depreciation and amortization	89,464	—	90,163	—

Total cost and expenses	641,052	162,301	949,232	209,137

OTHER INCOME (EXPENSE):
Interest expense	(111,355)	—	(112,373)	—

NET (LOSS)	$(163,504)	$(162,301)	$(472,702)	$(209,137)

BASIC AND DILUTED NET (LOSS) PER COMMON SHARE	$(0.00)	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	510,451,780	504,453,824	507,208,205	504,453,824

The accompanying notes are an integral part of these financial statements

INSIGHT MANAGEMENT CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
NINE MONTHS ENDED SEPTEMBER 30, 2009
(unaudited)

From Form 10-Q - For the quarterly period ended September 30, 2009

	Common Stock		Stock Subscriptions	Additional Paid-In	Accumulated
	Shares	Amount	Receivable	Capital	Deficit	Total
Balances, December 31, 2008	504,453,831	$504,454	$(201,496)	126,603	(642,383)	$(212,822)

Shares issued for cash	2,109,975	2,110	213,396	29,816	—	245,322

Debt acquired as part of reverse merger	—	—	—	(97,168)	—	(97,168)

Shares issued for subscription receivable and conversion of debt -related party, at fair value	7,000,000	7,000	(39,340)	49,232	—	16,892

Shares issued for interest expense, and conversion of debt - at fair value	7,000,000	7,000	—	243,000	—	250,000

Shares issued for services	140,000	140	—	10,459	—	10,599

Share cancellation	(5,250,000)	(5,250)	—	5,250	—	—

Impairment of subscription receivable	—	—	3,100	—	—	3,100

Net loss	—	—	—	—	(472,702)	(472,702)

Balances, September 30, 2009	515,453,806	$515,454	$(24,340)	$367,192	$(1,115,085)	$(256,779)

The accompanying notes are an integral part of these financial statements

INSIGHT MANAGEMENT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

From Form 10-Q - For the quarterly period ended September 30, 2009

	Nine Months Ended September 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(472,702)	$(209,137)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Impairment of subscription receivable	3,100	—
Loss/(Gain) on disposal of equipment	1,109	(3,560)
Depreciation and amortization	90,163	—
Shares issued for services	10,599	—
Accrued interest expense	33,725	—
Accretion of interest on acquisition notes	42,614	—
Interest settled by share issuance	35,000	—
Change in operating assets and liabilities, net of business acquisitions:	—	—
Accounts receivable	(56,582)	14,336
Other current assets	(900)	(5,547)
Other non-current assets	—	4,100
Accounts payable and accrued expenses	191,307	—

NET CASH USED BY OPERATING ACTIVITIES	(122,567)	(199,808)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash acquired from acquisitions	160,232	—
Purchase of equipment	—	(6,980)
Proceeds from disposal of equipment	699	3,560

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	160,931	(3,420)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowing on short-term unsecured financing	—	39,136
Proceeds from short-term note payable	34,000	—
Proceeds from common stock issuances and subscriptions	245,322	191,574
Payment of vehicle loans and unsecured short term financing	(2,733)	(7,560)

NET CASH PROVIDED BY INVESTING ACTIVITIES	276,589	223,150

NET CHANGE IN CASH AND CASH EQUIVALENTS	314,953	19,922

CASH AND CASH EQUIVALENTS, beginning of period	16,759	200

CASH AND CASH EQUIVALENTS, end of period	$331,712	$20,122

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING TRANSACTIONS:

Accounts payable acquired in reverse merger	$97,168	$—

Non-cash assets acquired/debt assumed from acquisition:
Accounts receivable	249,800	—
Other current assets	7,661	—
Equipment	559,268	—
Identifiable intangible assets	2,950,000	—
Goodwill	727,171	—
Accounts payable	17,809	—
Long-term debt - current portion	2,234,537	—
Conditional note payable	2,401,692	—

Stock issued for debt settlement/ stock subscription receivable:
Stock subscription receivable	39,340	—
Accounts payable	(16,892)	—
Unsecured loan payable	(250,000)

Unsecured loan payable issued for intangible asset	—	215,000

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these financial statements

INSIGHT MANAGEMENT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
From Form 10-Q - For the quarterly period ended September 30, 2009

1.           Basis of Financial Statement Presentation

Interim Financial Information
The accompanying unaudited consolidated financial statements of Insight Management Corporation (the “Company”) have been prepared in accordance with principles generally accepted in the United States of America for interim financial information and applicable rules of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The interim financial statements and notes should be read in conjunction with the financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2008. Operating results for the three months and nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2009.

2.           Nature of Operations

The company provides servicing and maintenance of natural gas pipelines and wells pumps for customers located in the greater Rocky Mountain region and pressure testing blow out prevention services in the Colorado.

Effective June 29, 2009, the Company acquired through a wholly-owned subsidiary all outstanding common stock of Microresearch Corporation, a Nevada corporation in a reverse triangular merger (see Note 7). The acquisition has been treated as a recapitalization of Insight Management Corporation. Under U.S. generally accepted accounting principles, in this reverse merger Microresearch Corporation is considered the acquirer for accounting purposes and not Insight Management Corporation, which was the legal acquirer. Accordingly, all historic information presented in the accompanying financial statements is that of Microresearch Corporation.

Upon review of Microresearch’s financials for the prior two fiscal years, the Company concluded that Microresearch did not meet the definition of a business under current FASB guidance and as a result, audited financial statements for Microresearch are not provided.  At the date of the merger and for the prior two fiscal years, management concluded that Microresearch did not consist of a self-sustaining group of activities and was not managed for the purpose or providing a return to investors.  Additionally, Microresearch did not have significant assets or the ability to obtain the necessary assets in order to sustain operations.

On June 30, 2009, the Company acquired Rebel Testing, Inc. (“RTI”) in a purchase transaction (Note 7). RTI is a Wyoming-based company providing servicing and maintenance of natural gas wells for customers located in the greater Rocky Mountain region since 1991.  Audited financial statements for RTI are provided as part of this filing.

3.           Significant Accounting Policies

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Insight Management Corporation and its subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation. Revenues and expenses of acquired companies are included as of the effective the date of acquisition.

Development Stage Operations
Prior to the acquisition of RTI, the Company had presented its financial statements as a development stage enterprise as it had not realized significant revenues. Although the Company did not realized any revenues in the periods ended June 30, 2009, the Company considers itself to have exited its development stage as of this date with the acquisition of RTI, which has significant and long established business operations and revenues.

The following significant accounting policies relate to the recently acquired RTI, and therefore have not been previously disclosed:

Revenue Recognition
Revenue is comprised principally of service revenue from work performed for customers under master service arrangements. Revenue is recognized at the time a work order is completed and approved by the customer, in the same manner as they are contractually earned as such policy complies with the following criteria: (i) persuasive evidence of an arrangement exists; (ii) the services have been provided; (iii) the fee is fixed and determinable, (iv) collectability is reasonably assured. Once work is approved, the Company has no further service obligations to the customer, at which time the work order is billed and is payable in full by the customer. The Company’s policy is not to grant refunds or other credits against billed amounts for completed and approved work orders.

Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. There are no cash equivalents at September 30, 2009 or December 31, 2008.

Accounts Receivable
The Company provides credit in the normal course of business to its customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. An allowance is established with a charge to bad debt expense at the time management determines a customer balance has become doubtful. Based on its evaluation, management believes all receivables are collectible as of September 30, 2009, and therefore no allowance for doubtful accounts has been established. Substantially all of the Company’s customers are engaged in the oil and gas industry in the western United States. This concentration of customers may impact overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in general economic and/or specific industry conditions.

Property and Equipment
Property and equipment are recorded at cost. Depreciation is computed using straight-line method based on the estimated useful lives of the related assets, generally ranging from three to seven years.

Goodwill/Intangible Asset Valuation
Goodwill represents the excess of acquisition cost over the assigned fair value of the assets acquired, less liabilities assumed. Goodwill is tested for impairment annually at the same date every year and when an event occurs or circumstances change such that it is reasonably possible that impairment may exist, in accordance with procedures outlined in the Financial Accounting Standards Board’s ASC Topic 350, “Intangibles - Goodwill and Other”. The Company’s annual testing date is December 31.

Finite-lived acquired intangible assets are amortized on a straight-line method over the estimated lives of the assets. The intangible assets consist of customer relationships being amortized over a 15 year period, trade name being amortized over a 20 year period and non-compete agreements being amortized over a 5 year periods. Management evaluates potential impairment of finite-lived acquired intangible assets when appropriate. The value of the asset is reduced with a charge to impairment loss to the extent it is determined that the carrying value is no longer recoverable based upon the undiscounted cash flows of the asset.

As goodwill and intangible amortizable assets presented in the accompanying 2009 balance sheet were acquired on June 30, 2009, the recorded fair values of which were based upon an independent valuation, management believes no impairment of these assets exist as of this date. However, the Company is exposed to the possibility that changes in market conditions could result in significant impairment charges in the future.

Fair Value Measurements
The Company adopted FASB ASC Topic 820, “Fair Value Measurement and Disclosure”, at inception. ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosure of fair value measurements. FASB ASC Topic 820 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, FASB ASC Topic 820 established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows.

•	Level 1. Observable inputs such as quoted market prices in active markets.
•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, and
•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The FASB’s ASC Topic 825, “Financial Instruments”, became effective for the Company on January 1, 2008. FASB ASC Topic 825 establishes a fair value option that permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. For the period ended September 30, 2009, there were no applicable items on which the fair value option was elected.

Acquisition Accounting
In December 2007, the FASB issued guidance now codified as FASB ASC Topic 805, “Business Combination”. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies and requires expensing of acquisition-related costs as incurred. FASB ASC Topic 805 was effective for us beginning January 1, 2009 and applies prospectively to business combinations completed on or after that date.

4.           Recently Issued Accounting Standards

In June 2009, the FASB issued guidance now codified as FASB ASC Topic 105, “Generally Accepted Accounting Principles,” as the single source of authoritative nongovernmental U.S. GAAP. FASB ASC Topic 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the FASB Codification will be considered non-authoritative. These provisions of FASB ASC Topic 105 are effective for interim and annual periods ending after September 15, 2009 and, accordingly, are effective for the Company for the current fiscal reporting period. The adoption of this pronouncement did not have an impact on the Company’s financial condition or results of operations, but will impact our financial reporting process by eliminating all references to pre-codification standards. On the effective date of this Statement, the Codification superseded all then-existing non-SEC accounting and reporting standards, and all other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

In September 2006, the FASB issued guidance now codified as FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The pronouncement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB released additional guidance now codified under FASB ASC Topic 820, which provides for delayed application of certain guidance related to non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those years. The Company adopted certain provisions of FASB ASC Topic 820 that were unaffected by the delay in 2008. The implementation of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows. See Note 5, Fair Value of Financial Instruments, for these additional disclosures.

In April 2009, the FASB issued guidance now codified as FASB ASC Topic 825, “Financial Instruments,” which amends previous Topic 825 guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements. This pronouncement is effective for periods ending after June 15, 2009. Accordingly, the Company adopted these provisions of FASB ASC Topic 825 on April 1, 2009. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows. However, these provisions of FASB ASC Topic 825 resulted in additional disclosures with respect to the fair value of the Company’s financial instruments. See Note 5, Fair Value of Financial Instruments, for these additional disclosures.

In May 2009, the FASB issued guidance now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement is effective for interim or fiscal periods ending after June 15, 2009. Accordingly, the Company adopted these provisions of FASB ASC Topic 855. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows. However, the provisions of FASB ASC Topic 855 resulted in additional disclosures with respect to subsequent events. See Note 12, Subsequent Events, for this additional disclosure.

5.           Fair Value Measurements

The Company adopted certain provisions of FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” as of April 1, 2009, to evaluate the fair value of certain of its financial assets required to be measured on a recurring basis. Under FASB ASC Topic 820, based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Various inputs are considered when determining the value of the Company’s investments and long-term debt. The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities. These inputs are summarized in the three broad levels listed below.

•	Level 1. Observable inputs such as quoted market prices in active markets.
•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, and
•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company had no assets or liabilities that were measured and recognized at fair value on a non-recurring basis as of September 30, 2009 or 2008, and as such, had no assets or liabilities that fell into the tiers described above.

The following table presents assets and liabilities that are measured and recognized at fair value as of June 30, 2009 on a non-recurring basis, as a result of the acquisition on June 30, 2009. Refer to Note 7 for further details:

Description	Level 1	Level 2	Level 3	Total Gains (Losses)
Intangible assets	$—	$—	$2,950,000	$—
Goodwill	$—	$—	$645,000	$—
Conditonal note payable	$—	$—	$4,631,692	$—

The Company adopted the provisions of FASB ASC Topic 825, “Financial Instruments,” on April 1, 2009, which require disclosures about the fair value of financial instruments in interim as well as annual financial statements.

The Company’s cash and cash equivalents, trade accounts receivable, accounts payable, accrued liabilities and short term note payable fair values approximates their carrying amounts due to their current maturities as of September 30, 2009.

The Company’s long-term debt with aggregate book value of $4,709,836 had aggregated fair value of approximately $4,847,975 as of September 30, 2009. These changes in fair value from their carrying amounts are primarily due to the difference between accounting for the October 6, 2009, debt modification using the effective interest rate method and fair value method. See note 9 for more details. The Company determined the estimated fair value amounts by using commonly accepted valuation methodologies and unobservable inputs in which there is little or no market data, and the reporting entity’s own assumptions. (Level 3) However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein are not necessarily indicative of the amount that the Company could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

6.           Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the continuation of the Company as a going concern. Until the acquisition of Rebel Testing, Inc. on June 30, 2009, the Company operated as a development stage enterprise and had not established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern, relying on limited private placements of its stock through a Regulation S offering to fund its development activities while incurring significant losses and a working capital deficit. The Company has incurred significant debt by the acquisition of Rebel Testing and must raise capital in the near term to service this debt or risk termination of the acquisition.

The Company’s ability to continue in existence is dependent upon developing additional sources of capital to service its acquisition debt and continue expansion of its business in oil & gas field services. Management’s plan is to raise capital through additional private offerings and financing initiatives, in addition to registering shares to raise equity capital in U.S. and foreign markets. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classifications or liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern.

7.           Acquisitions

Reverse Merger - Microresearch
On June 29, 2009, the Company acquired through a wholly-owned subsidiary all outstanding common stock of Microresearch Corporation in a reverse triangular merger. Under the merger agreement, Microresearch shareholders were issued 1½ shares of Company common stock in exchange for each outstanding share of Microresearch, resulting in 66,305,792 common shares issued by the Company to effect the acquisition. For accounting purposes, the acquisition has been treated as a recapitalization of Microresearch, with Microresearch as the acquirer. This determination is due to the fact that the previously established public company did not meet the definition of a business. The historical consolidated financial statements prior to June 29, 2009 are those of Microresearch, with capital retroactively adjusted by the common stock exchange ratio established in the merger agreement. We determined this transaction to be a reverse merger because the shareholders of Microresearch own a majority of the shares and voting rights post merger in addition to a majority of the Company’s new management and board of directors positions. The Company elected to change our name and keep the former public company name of Insight Management Corporation.

Purchase Acquisition – Rebel Testing, Inc.
Effective June 30, 2009, the Company acquired all outstanding common stock of Rebel Testing, Inc. (“RTI”). As initial consideration, the RTI shareholders (“Sellers”) received $20,000 in cash at closing. The Company also executed a Conditional Promissory Note (“Conditional Note”) to the Sellers with a face value of $4,980,000. Under the terms of the Stock Purchase Acquisition Agreement (“Purchase Agreement”) and the Conditional Note, $2,230,000 in cash is unconditionally due by the Company within 60 days after effective registration of shares with the Securities and Exchange Commission, which shall not exceed 90 days from the closing date. This portion of the Conditional Note bears interest at a 6% annual rate until paid. The remaining $2,750,000 face value of the Conditional Note of $2,401,692, the discounted fair value at the acquisition date is contingent upon RTI achieving a performance target as defined in the Purchase Agreement over three twelve-month periods following the closing, and represents the maximum additional consideration which may be paid to the Sellers. Upon achieving the defined performance target, the maximum payment and due date for each period is as follows:

Original due dates	Payments
July 31, 2010	$1,000,000
July 31, 2011	$1,000,000
July 31, 2012	$750,000

Should any of the above amounts become due, the Company may elect to pay the balance over four equal quarterly installments following the due date, the unpaid principal of which will bear interest at a 10% annual rate until fully paid. The entire balance due, or conditionally due, under the Conditional Note is secured by the RTI shares.

The total cost of the acquisition was $4.7 million, with $1.1 million in net assets acquired at fair value, resulting in an excess of consideration over value received of $3.6 million. The Company engaged an independent consultant to assess the fair value of the net assets acquired, and to assess the excess consideration for potential amortizable intangible assets and determine a value for such assets that may be identified. The valuation also determined the discounted value for the Conditional Note, as portions of this obligation contained no interest terms over their periodic maturity dates. The identified intangible assets and assigned values were as follows:

Existing customer relationships	$2,211,000
Trade name	329,000
Non-compete agreements	410,000

Total identified intangible assets	$2,950,000

The above total value was recorded in the acquisition accounting, on June 30, 2009 as identified intangible assets, with the remaining unidentified excess consideration of $645,764 recorded as goodwill as of the acquisition date. The Company recorded an additional $81,407 of Goodwill during the third quarter of 2009, due to new information obtained about facts and circumstances that existed as of the acquisition date, regarding the fair values of the fixed assets acquired in Rebel Testing, Inc acquisition on June 30, 2009. Refer to Note 8 for the change in carrying value of goodwill and for the useful lives of the identified intangible assets and the amortization for the three month period ending September 30, 2009.

The following summary presents the estimated fair values of the assets acquired and liabilities assumed for RTI as of the effective date of acquisition, prior to the adjustment to the property and equipment fair values during the third quarter of 2009. Refer to Note 8 for further details.

Current assets	$437,599
Property and equipment	640,675
Total assets acquired	1,078,274
Current liabilities (other than debt obligations)	17,809
Debt obligations - current portion	4,537
Total liabilities assumed	22,346
Net assets acquired	$1,055,928

Purchase price:
Cash at closing	$20,000
Seller-financed debt	4,631,692
Total purchase price	4,651,692
Excess of purchase price over net assets acquired	3,595,764
Less: Excess purchase price allocated to identified intangible assets	2,950,000
Goodwill	$645,764

Pro Forma Information
Unaudited pro forma information for the Company is presented below as if the acquisition of RTI had taken place as of January 1 for each of the fiscal years presented. This pro forma information does not purport to be indicative of the results of operations which would have resulted had the acquisition been consummated at the dates assumed.

	Nine Months Ended Sep 30,
	2009	2008
	(unaudited)	(unaudited)

Revenues	$1,681,073	$2,534,673
Net income (loss)	$(310,625)	$464,099
Basic and diluted per share income (loss)	$(0.00)	$0.00

8.           Goodwill and other Intangible Assets

The Company recorded an additional $81,407 of Goodwill due to new information obtained about facts and circumstances that existed as of the acquisition date, regarding the fair values of the fixed assets acquired in Rebel Testing, Inc acquisition on June 30, 2009.

The change in the carrying value of goodwill is as follows:

June 30, 2009 Balance	$645,764
Adjustment to fair value of property and equipment	81,407

September 30, 2009 Balance	$727,171

Intangible assets were recognized in conjunction with the Rebel Testing, Inc acquisition on June 30, 2009. There were no intangible assets prior to this acquisition.

September 30, 2009
(unaudited)
	Estimated useful Life (Years)	Gross carrying Amount	Accumulated Amortization	Net
Intangible assets
Existing customer relationships	15	$2,211,000	$36,850.00	$2,174,150
Trade name	20	329,000	$4,113	324,887
None-compete agreements	5	410,000	$20,500.00	389,500
		$2,950,000	$61,463.00	$2,888,537

Amortization expense on intangible assets for the three months and nine months ended September 30, 2009 was $61,463. Amortization expense on intangible assets for the three months and nine months ended September 30, 2008 was nil. At September 30, 2009 estimated amortization expense for the remainder of fiscal 2009 and years thereafter are as follows:

Estimated Amortization Expense
2009 (remainder)	$61,463
2010	245,852
2011	245,852
2012	245,852
2013	245,852
2014	204,852
Thereafter	1,638,814
Total	$2,888,537

9.           Debt

Short-Term Note Payable
The Company has an unsecured loan with an unrelated company in the amount of $34,000, the principal and accrued interest (6% annual rate) of which was due September 30, 2009. A late charge of 5% interest per annum will be incurred after September 30, 2009, in terms of the loan agreement.

Long-Term Debt
As more fully described in Note 7, the Company incurred conditional and unconditional obligations (the “Conditional Note” and “Unconditional Note”) with a total face value of $4,980,000 in the acquisition of RTI. $2,230,000 of this amount is unconditional current debt and $2,750,000 is conditionally due 30 days after the close of three 12-month periods beginning June 30, 2009 should RTI achieve a performance target for each period as defined in the Purchase Agreement (“Maturity Intervals”).

Due to the requirements of fair value for contingent consideration pursuant to FASB ASC Topic 805, “Business Combination”, an independent valuation of the conditional portion of the Conditional Note determined its fair value at $2,401,692 at the acquisition date. This valuation resulted in a discount applied to each of the conditional amounts due at the Maturity Intervals, as there were no interest terms stated in the Conditional Note for this portion of the debt. The total discount of $348,308 will be amortized to interest expense over the lives of each of the three maturity periods of this debt. $42,641 has been amortized during the nine months ended September 30, 2009.

On June 30, 2009, the inception date, of the $2,750,000 Conditional Note, notwithstanding the discount applied, the due dates and future payments was:

Original due dates	Payments
July 31, 2010	$1,000,000
July 31, 2011	$1,000,000
July 31, 2012	$750,000

By agreement dated October 6, 2009, the Company and Rebel Testing, Inc shareholders (“Sellers”) entered into a Modification to Acquisition Agreement (“Modified Purchase Agreement”). Pursuant to the Modified Purchase Agreement, the parties agreed to waive and release one another from certain closing conditions, modify the note payment terms and certain note amounts under the Stock Purchase Agreement of June 29, 2009 between the Company and the Sellers, by which the Company acquired Rebel Testing, Inc from the Sellers.

Under the terms of the Modified Purchase Agreement, the Sellers and the Company agreed to extend the deadline of $2,230,000, originally due on or before September 27, 2009, until December 31, 2009 and waive the 6% interest rate per annum from June 29, 2009 to September 27, 2009, and the Sellers and the Company agreed to increase the amount due by $214,505 with interest of 6% per annum from September 30, 2009, payable on the same day as the $2,230,000. The additional amount of $214,505 will be accreted using the effective interest method as additional financing expense. The accretion begins September 27, 2009 and will be completed in full by December 31, 2009, the due date. The company deemed the accretion expense as of September 30, 2009 to be immaterial, and thus will begin accretion on October 1, 2009.

In accordance with the guidance in FASB ASC 470-50, “Debt-modifications and Extinguishments”, the amended Unconditional Note amount is not substantially different to the original Unconditional Note amount, due to the present value of the change in cash flows being less than 10% and there is no change in the creditor. The Company accounts for the modification of terms prospectively using the new effective interest rates of the various notes.

The carrying value as September 30, 2009 is $2,263,725 and the new effective interest rate on the amended note is 38%. During the three and nine months ended September 30, 2009, the Company recorded interest expense of $33,725 on the note.

The Sellers and the Company also agreed to modify the due dates on the remaining $2,750,000 Conditional Notes, presented at a discounted fair value amount of $2,401,692 in the June 30, 2009 balance sheet by extending the due dates by three months for each payment amount. The payment amounts remain contingent upon Rebel Testing, Inc achieving a the same performance target as defined in the Purchase Agreement over three twelve-month periods, and remains the maximum additional consideration which may be paid to the Sellers. The start of the three twelve-month periods was changed from the date of closing to September 30, 2009.

In accordance with the guidance in FASB ASC 470-50, “Debt-modifications and Extinguishments”, the amended Conditional Note amount is not substantially different to the original Conditional Note amount, due to the present value of the change in cash flows being less than 10% and there is no change in the creditor. The Company accounts for the modification of terms prospectively using the new effective interest rates of the various notes.

The amended Conditional Notes carrying value at September 30, 2009 is $2,444,333 and the new effective interest rate, the modified due dates and maximum future payments is summarized in the following table:

Due dates	Payments	Effective interest rates
October 30, 2010	$1,000,000	4.90%
October 30, 2011	$1,000,000	6.20%
October 30, 2012	$750,000	7.50%

During the three and nine months ended September 30, 2009, the Company recorded interest expense of $42,641 on the note.

Also a result of the RTI acquisition, the Company assumed loans owed to two financing institutions totaling $4,537, which mature in July and December 2009 and are secured by a vehicle and equipment. The amount outstanding as at September 30, 2009 is $1,788

10.           Stockholders’ Deficit

Shares Issued for Cash/Debt Cancellation
During the nine months ended September 30, 2009, the Company sold 2,109,975 common shares under a Regulation S Stock Purchase Agreement with a foreign placement company dated August 4, 2008. The Company received a total of $245,322 in cash during the nine months ended September 30, 2009 for these shares and shares which had been subscribed and issued during the year ended December 31, 2008.

On June 30, 2009, an existing stockholder was issued 7,000,000 common shares in exchange for cancellation of $16,892 in debt and a subscription receivable of $39,340. The total market price of the 7,000,000 shares was $550,000, resulting in a $533,108 loss. The Company recorded this loss as a reduction of additional paid-in capital due to the related party nature of the transaction. The subscription receivable has no payment terms. Subsequent to June 30, 2009, the Company received a total of $15,000 in cash for the subscription receivable.

On July 1, 2009, the Company cancelled 5,250,000 common shares surrendered by former shareholders of Microresearch, for no consideration.

On July 23, 2009, the Company issued 140,000 common shares to the former shareholders of Microresearch as compensation for the assignment of a company with no assets or liabilities. The total market price of the 140,000 shares was $10,599.

On September 04, 2009, a creditor was issued 7,000,000 common shares in exchange for cancellation of $250,000 in debt including finance costs of $35,000. The total market price of the 7,000,000 shares was $250,000.

During the nine months ended September 30, 2009, the Company wrote off a $3,100 subscription receivable it determined to be uncollectible.

On October 20, 2009, the Company’s Board of Directors approved the increase of authorized shares from 150,000,000 to 1,000,000,000 and a seven-for-one stock split of the Company’s common stock, with no fractional shares, to the shareholders of record as of November 6, 2009, with a distribution date of November 9, 2009. This stock split resulted in the issuance of 441,817 additional shares of common stock and has been accounted for retroactively.

Shares Issued for Acquisition
As disclosed in Note 7, on June 29, 2009 the Company issued 464,140,551 common shares in exchange for all outstanding common shares of Microresearch Corporation in a reverse merger transaction. Historic outstanding shares in the accompanying financial statements have been retroactively adjusted by the common stock exchange ratio established in the merger agreement. As a result of the reverse merger, the Company assumed $97,168 of debt. Insight Management Company had no assets at the time of the reverse merger.

11.           Related Party Transactions

The Company paid $10,000 and $123,250 during the nine months ended September 30, 2009 and 2008, respectively, to shareholders performing development related services. At September 30, 2009, $35,000 of accounts payable was due to a minority shareholder holding less than 1% interest in the Company. The Company leases an office facility from a company owned by the management of RTI under a month-to-month arrangement with no terms. $12,000 was paid for rent during the three months ended September 30, 2009, which covered the period since the RTI acquisition occurred on June 30, 2009. The former shareholders of Microresearch were issued 20,000 shares, with a market price $10,599, as compensation for the assignment of a company with no assets or liabilities.

12.           Subsequent Events

On October 6, 2009, the Company and Rebel Testing, Inc shareholders (“Sellers”) entered into a Modification to Acquisition Agreement (“Modified Purchase Agreement”). See note 8 for more details.

We evaluated subsequent events through the date and time the Consolidated Financial Statements were issued on November 23, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders

Rebel Testing, Inc.

We have audited the accompanying balance sheets of Rebel Testing, Inc. as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders' equity, and cash flows for the periods then ended.   These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rebel Testing, Inc. as of December 31, 2008 and 2007, and the results of its operations, changes in stockholders' equity and cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ M&K CPAS, PLLC

www.mkacpas.com

September 28, 2009

REBEL TESTING, INC.
BALANCE SHEETS
From Form 8-K/A Amendment No. 1, Date of Report July 7, 2009

	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$139,511	$301,538
Accounts receivable, net	607,170	640,656
Other current assets	850	—
TOTAL CURRENT ASSETS	747,531	942,194

PROPERTY AND EQUIPMENT, net	583,290	338,093

OTHER NON-CURRENT ASSETS	—	917

TOTAL ASSETS	$1,330,821	$1,281,204

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$18,343	$24,484
Accrued expenses	533	1,322
Current maturities of long-term debt	14,177	15,692
TOTAL CURRENT LIABILITIES	33,053	41,498

LONG TERM DEBT, net of current maturities	—	7,267

TOTAL LIABILITIES	33,053	48,765

STOCKHOLDERS’ EQUITY:
Common stock, no par value; 30,000 shares authorized; 30,000 shares issued; 20,000 shares outstanding	30,000	30,000
Retained earnings	1,280,268	1,214,939
	1,310,268	1,244,939
Less: Treasury stock, at cost (Shares held: 2008-10,000, 2007-10,000)	(12,500)	(12,500)
TOTAL STOCKHOLDERS’ EQUITY	1,297,768	1,232,439

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,330,821	$1,281,204

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

REBEL TESTING, INC.
STATEMENTS OF OPERATIONS
From Form 8-K/A Amendment No. 1, Date of Report July 7, 2009

	Year Ended December 31,
	2008	2007

SERVICE REVENUES	$3,315,492	$2,865,651

COSTS AND EXPENSES:
Salary and wages	1,267,385	1,179,140
Rent	90,223	52,312
Supplies	397,521	313,942
Insurance	156,574	180,012
Repairs and maintenance	117,244	86,153
Professional fees	5,290	2,415
Other operating expenses	112,153	102,712
Depreciation and amortization	140,163	126,601
Total cost and expenses	2,286,553	2,043,287

OTHER INCOME:
Gain on sale of property and equipment	—	75,000
Interest income, net	1,990	7,080
Total other income	1,990	82,080

NET INCOME	$1,030,929	$904,444

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$51.55	$45.22

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	20,000	20,000

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

REBEL TESTING, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
From Form 8-K/A Amendment No. 1, Date of Report July 7, 2009

	Common Stock		Retained	Treasury
	Shares	Amount	Earnings	Stock	Total
Balances, December 31, 2006	30,000	$30,000	$1,030,495	$(12,500)	$1,047,995

Net income			904,444		904,444

Shareholder distributions			(720,000)		(720,000)

Balances, December 31, 2007	30,000	30,000	1,214,939	(12,500)	1,232,439

Net income			1,030,929		1,030,929

Shareholder distributions			(965,600)		(965,600)

Balances, December 31, 2008	30,000	$30,000	$1,280,268	$(12,500)	$1,297,768

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

REBEL TESTING, INC.
STATEMENTS OF CASH FLOWS
From Form 8-K/A Amendment No. 1, Date of Report July 7, 2009

	Year Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,030,929	$904,444
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	140,163	126,601
Gain on sale of property and equipment	—	(75,000)
Change in:
Accounts receivable	33,486	(24,479)
Other current assets	(850)	400
Other non-current assets	917	500
Accounts payable	(789)	1,059
Accrued expenses	(6,141)	(4,084)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,197,715	929,441

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment purchases	(371,532)	(98,798)
Proceeds from sale of property and equipment	—	75,000

NET CASH USED IN INVESTING ACTIVITIES	(371,532)	(23,798)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shareholder distributions	(965,600)	(720,000)
Repayments on long-term debt	(22,610)	(27,870)

NET CASH USED IN FINANCING ACTIVITIES	(988,210)	(747,870)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(162,027)	157,773

CASH AND CASH EQUIVALENTS, beginning of year	301,538	143,765

CASH AND CASH EQUIVALENTS, end of year	$139,511	$301,538

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING INFORMATION:
Vehicle acquired by seller financing	$13,828	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$336	$—

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

REBEL TESTING, INC.
NOTES TO FINANCIAL STATEMENTS
From Form 8-K/A Amendment No. 1, Date of Report July 7, 2009

1.	Nature of Operations

Rebel Testing, Inc. (the “Company”) is a Wyoming-based company providing servicing and maintenance of natural gas wells for customers located in the greater Rocky Mountain region since its incorporation in 1991. On June 30, 2009, 100% of the outstanding common stock of the Company was acquired by Insight Management Corporation, a publicly-traded holding company. Upon its acquisition, the Company became a wholly-owned subsidiary of Insight Management Corporation. Insight Management Corporation is based in California and engaged in providing supporting technology and operational services to the oil & gas industry in the western United States.

2.           Significant Accounting Policies

Basis of Financial Statement Presentation
The accompanying financial statements of Rebel Testing, Inc. have been prepared in accordance with principles generally accepted in the United States of America.

Revenue Recognition
Revenue is comprised principally of service revenue from work performed for customers under master service arrangements. Revenue is recognized at the time a work order is completed and approved by the customer, in the same manner as they are contractually earned as such policy complies with the following criteria: (i) persuasive evidence of an arrangement exists; (ii) the services have been provided; (iii) the fee is fixed and determinable, (iv) collectability is reasonably assured. Once work is approved, the Company has no further service obligations to the customer, at which time the work order is billed and is payable in full by the customer. The Company’s policy is not to grant refunds or other credits against billed amounts for completed and approved work orders.

Cash and Cash Equivalents
The Company considers all unrestricted highly liquid investments purchased with a maturity of three months or less at the time of purchase to be cash equivalents. There were no cash equivalents at December 31, 2008 or 2007.

Fair Value of Financial Instruments
Accounting principles generally accepted in the United States require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. In assessing the fair value of its financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable, and long-term notes payable, the Company estimated the carrying amount approximated fair value for the majority of these instruments because of their short maturity. The fair value of the Company’s property and equipment is estimated to approximate their net book values.

Accounts Receivables and Allowance for Doubtful Accounts
The Company provides credit in the normal course of business to its customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. An allowance is established with a charge to bad debt expense at the time management determines a customer balance has become doubtful, , in accordance with the direct write off method. During the years ended December 31, 2008 and 2007, the Company wrote off accounts totaling $3,097 and zero, respectively, to bad debt expense. All accounts remaining were deemed to be fully collectible by management, and as such, no allowance was necessary at December 31, 2008 or 2007.

Property and Equipment
Property and equipment are recorded at cost. Depreciation is computed using straight-line method based on the estimated useful lives of the related assets, generally ranging from three to seven years. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated over the remaining useful life of the equipment. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the statement of operations.

Impairment of Long-Lived Assets
In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company evaluates the recoverability of property and equipment and other long-lived assets, if facts and circumstances indicate that any of those assets might be impaired. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment of such property is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value. Based on the Company’s review, no such impairment indicators exist for the periods presented.

Advertising
Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2008 and 2007 was $2,982 and $1,388.

Income Taxes
The shareholders have elected treatment of the Company as an S-Corporation for taxation purposes under the provisions of the Internal Revenue Code. Under these provisions, taxation effects from income or losses of the Company pass directly to the shareholders. Accordingly, no provision for income tax effects is presented in the accompanying financial statements. As of its acquisition by Insight Management Corporation on June 30, 2009, the S-Corporation election automatically terminated, whereby the Company became a C-Corporation for income tax purposes. From that date forward, income taxation effects will occur at the company level.

Earnings Per Common Share
Basic earnings per common share is calculated based upon the weighted average number of common shares outstanding during the periods presented. In determining the weighted average number of common shares outstanding, all shares issued at nominal value, net of subsequent share cancellations, are considered as outstanding as of the inception date. The Company had no potentially dilutive equity-based instruments outstanding at December 31, 2008 and 2007.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	Recently Issued Accounting Standards

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (SFAS 157), “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, “Effective Date of FASB Statement No. 157,” which defers the effective date of Statement 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year.

The company adopted those provisions of SFAS 157 that were unaffected by the delay in 2008. Such adoption has not had a material effect on our consolidated statement of financial position, results of operations or cash flows.
SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows.

•	Level 1. Observable inputs such as quoted market prices in active markets.
•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly:, and
•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company had no assets or liabilities that were measured and recognized at fair value on a non-recurring basis as of December 31, 2008 or 2007, and as such, had no assets or liabilities that fell into the tiers described above.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an Amendment of SFAS No. 115”. SFAS 159 permits entities an option to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of this Statement is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities using different measurement techniques. The fair value measurement provisions are elective and can be applied to individual financial instruments. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. This Statement is effective for the Company as of January 1, 2008. For the period ended December 31, 2008 and 2007, there were no applicable items on which the fair value option was elected.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”. SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, which begins January 1, 2009 for the Company. The adoption of SFAS 161 is not expected to have a material impact on the Company’s results from operations or financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with GAAP. With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The effective date of this statement is November 15, 2008. The adoption of SFAS 162 is not expected to have a material impact on the Company’s results from operations or financial position.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.” Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. This results in inconsistencies in the recognition and measurement of claim liabilities. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, the Statement will improve the quality of information provided to users of financial statements. The Statement is which begins January 1, 2009 for the Company. The adoption of FASB 163 will not have a material impact on the Company’s results from operations or financial position.

In June 2008, the FASB issued FASB Staff Position (FSP) Emerging Issues Task Force (EITF) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive non-forfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a material impact on the Company’s results from operations or financial position.

In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FASB Interpretation (“FIN”) 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. FSP FIN 48-3 permits an entity within its scope to defer the effective date of FIN 48, Accounting for Uncertainty in Income Taxes, to its annual financial statements for fiscal years beginning after December 15, 2008. The Company has elected to defer the application of FIN 48 for the year ended December 31, 2008. The Company evaluates its uncertain tax positions using the provisions of SFAS No. 5, Accounting for Contingencies. Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

4.	Concentrations of Risk

Credit Risk
Financial instruments exposed to potential credit risk are cash and accounts receivable. The Company maintains depository cash accounts at two banks, where balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per depositor. The cash in excess of the FDIC insured limit at December 31, 2008 and 2007 was zero and $14,102, respectively.

Substantially all of the Company’s customers are engaged in the oil & gas industry in the western United States. This concentration of customers may impact overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in general economic and/or specific industry conditions. The Company extends unsecured credit based on management’s assessment of the customer’s financial condition, receivable aging, customer disputes, and general business and economic conditions.

Three customers amounted to of accounts receivable as of December 31, 2008, respectively. No other customers amounted to more than 10% of 50%, 13% and 10% of accounts receivable as of December 31, 2007, and two customers amounted to 62% and 11% accounts receivable as of December 31, 2007 and 2008. Based on its assessment of accounts receivable, management determined no allowance for doubtful accounts was required at December 31, 2008 and 2007.

Major Customers
Sales to three customers in the year ended December 31, 2007 amounted to a total of 45%, 16% and 12% of revenue, respectively. Sales to three customers in the year ended December 31, 2008 amounted to a total of 49%, 17% and 11% of revenues, respectively. No other single customer accounted for more than 10% of revenues in 2007 or 2008.

5.	Property and Equipment

During the year ended December 31, 2007, the company disposed of equipment with zero net book value and recorded a gain of $75,000.

The following is a summary of assets included under property and equipment in the accompanying balance sheets:

	December 31,
	2008	2007
Equipment	$704,139	$480,458
Vehicles	867,125	705,446
	1,571,264	1,185,904
Less: accumulated depreciation and amortization	987,974	847,811
Property and equipment, net	$583,290	$338,093

The property and equipment estimated average useful lives were five years for the years ended December 31, 2008 and 2007.

6.           Long-Term Debt

	December 31,
	2008	2007
Note payable to financing company; 0% interest; $1,030 monthly installments; due July 2009; secured by vehicle	$7,263	$19,627

Note payable to financing company; 0% interest; $576 monthly installments; due December 2009; secured by equipment	6,914	—

Note payable to financing company; 0% interest; $1,210 monthly installments; due March 2008; secured by equipment	—	3,332

Total long-term debt	14,177	22,959
Less: current maturities	14,177	15,692
	$—	$7,267

7.           Commitments/Related Party Transactions

The Company rents office space and equipment under various short-term, cancellable operating leases. Total rent expense was $90,223 and $52,312 for the years ended December 31, 2008 and 2007.

Included in the above is a lease for an office facility from a company owned by Rebel Testing, Inc. shareholders under a month-to-month arrangement with no terms. Rent expense for this related party lease was $47,000 and $36,000 for the years ended December 31, 2008 and 2007.

8.           Retirement Benefit Plan

The Company sponsors a retirement benefit plan which covers all employees meeting the participation requirements and who elect to participate. The plan provides for elective contributions by employees up to a maximum limit allowed by tax regulations. The Company can elect to make matching contributions equal to 3% of the compensation of participating employees. Total benefit plan expense for Company contributions was $8,483 and $8,000 for the years ended December 31, 2008 and 2007.

9.           Subsequent Event

Effective June 30, 2009, all of the Company’s outstanding common shares were acquired by Insight Management Corporation, a publicly-traded holding company. Under the terms of Stock Purchase Agreement, the Company shareholders received $20,000 in cash at closing and a promissory note with a total face value of $4,980,000, secured by the Company’s common stock. At that time, the Company became a wholly-owned subsidiary of Insight Management Corporation and a C-Corporation for income taxation purposes.

Insight Management Corporation
Unaudited Pro Forma Combined Statements of Operations
for the Year Ended December 31, 2008 and Six Months Ended June 30, 2009
From Form 8-K/A Amendment No. 1, Date of Report July 7, 2009

Basis of Presentation

Insight Management Corporation/Microresearch Corporation Reverse Merger
Effective June 29, 2009, Insight Management Corporation (the “Company”) acquired through a wholly-owned subsidiary all outstanding common stock of Microresearch Corporation in a reverse triangular merger. The acquisition was treated as a recapitalization of Insight Management Corporation. Under U.S. generally accepted accounting principles, in this reverse merger Microresearch Corporation is considered the acquirer for accounting purposes and not Insight Management Corporation, which was the legal acquirer. Accordingly, all historic information presented in the accompanying pro forma combined statements of operations is that of Microresearch Corporation. A more detailed description of the reverse merger may be found in the Current Report on Form 8-K filed by the Company on July 7, 2009 and in the 2009 Interim Report on Form 10-Q filed on September 17, 2009.  Upon review of Microresearch’s financials for the prior two fiscal years, the Company concluded that Microresearch did not meet the definition of a business under SFAS 141(R) “Business Combinations” and as a result, audited financial statements for Microresearch are not provided in this filing.  At the date of the merger and for the prior two fiscal years, management concluded that Microresearch did not consist of a self-sustaining group of activities and was not managed for the purpose or providing a return to investors.  Additionally, Microresearch did not have significant assets or the ability to obtain the necessary assets in order to sustain operations.

Rebel Testing, Inc. Purchase Acquisition
Effective June 30, 2009, the Company acquired all outstanding common stock of Rebel Testing, Inc. (“RTI”). As a result of this stock purchase, the Company received approximately $1.1 million in tangible net assets, $3 million in identifiable intangible assets and $646,000 in goodwill in exchange for $20,000 in cash and $4.98 million in Seller-financed debt. The basis of presentation in accompanying pro forma information includes the effects of the purchase accounting resulting from this acquisition as if the acquisition had occurred January 1, 2008. A more detailed description of the RTI acquisition and related accounting matters may be found in the Current Report on Form 8-K filed by the Company on July 7, 2009 and in the 2009 Interim Report on Form 10-Q filed on September 17, 2009.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or the financial position that would have occurred if the acquisition had been consummated as of the assumed date, nor is it necessarily indicative of the future operating results or the financial position of the combined companies. No pro forma balance sheet is presented as the acquisition was effective June 30, 2009, which resulted in the acquisition being reflected in the 2009 Interim Report on Form 10-Q filed on September 17, 2009. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

The unaudited combined pro forma statement of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 is based on the Company’s unaudited results of operations for the year ended December 31, 2008 and the audited results of operations for the year ended December 31, 2008 of RTI, and the Company’s unaudited results of operations for the six months ended June 30, 2009 and the unaudited results of operations for the six months ended June 30, 2009 of RTI, as if the RTI acquisition occurred on January 1, 2008. These pro forma unaudited combined financial statements should be read in conjunction with the Company’s 2009 Interim Report on Form 10-Q filed on September 17, 2009, and the historic financial statements and notes thereto of RTI included elsewhere in this report.

INSIGHT MANAGEMENT CORPORATION
PRO-FORMA COMBINED STATEMENTS OF OPERATIONS
(UNAUDITED)
From Form 8-K/A Amendment No. 1, Date of Report July 7, 2009

	Historic
	Insight Management Corporation Twelve Months Ended December 31, 2008	Rebel Testing, Inc. Twelve Months Ended December 31, 2008

			Pro Forma
			Adjustments		Combined

REVENUES	$—	$3,315,492			$3,315,492

COSTS AND EXPENSES:
Consulting fees	304,300	—			304,300
Consulting fees - related party	29,250	—			29,250
Contracted labor	17,075	—			17,075
Professional fees	32,190	5,290			37,480
Salary and wages	32,292	1,267,385			1,299,677
Rent	—	90,223			90,223
Supplies	—	397,521			397,521
Insurance	—	156,574			156,574
Repairs and maintenance	—	117,244			117,244
Other operating expenses	25,254	112,153			137,407
Impairment of goodwill	215,000				215,000
Depreciation and amortization	644	140,163	$366,884	(a)	507,691

Total cost and expenses	656,005	2,286,553	366,884		3,309,442

OTHER INCOME:
Income on disposal of equipment	3,560	—			3,560
Interest income (expense), net	—	1,990	(173,718	(b)	(171,728)

Total other income (expense), net	3,560	1,990	(173,718		(168,168)

Net income (loss), before income taxes	(652,445)	1,030,929	(540,602		(162,118)

Income tax (expense) benefit	—	—	—	(c)	—

NET INCOME (LOSS)	$(652,445)	$1,030,929	$(366,884		$(162,118)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.01)				$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	72,064,832				72,064,832

SEE ACCOMPANYING NOTES TO UNAUDITED PRO-FORMA COMBINED STATEMENTS OF OPERATIONS.

INSIGHT MANAGEMENT CORPORATION
PRO-FORMA COMBINED STATEMENTS OF OPERATIONS
(UNAUDITED)
From Form 8-K/A Amendment No. 1, Date of Report July 7, 2009

	Historic
	Insight Management Corporation Six Months Ended June 30, 2009	Rebel Testing, Inc. Six Months Ended June 30, 2009

			Pro Forma
			Adjustments		Combined

REVENUES	$—	$1,092,170			$1,092,170

COSTS AND EXPENSES:
Consulting fees	102,550	—			102,550
Consulting fees - related party	10,000	—			10,000
Contracted labor	44,200	—			44,200
Professional fees	70,633	10,911			81,544
Salary and wages	58,942	505,556			564,498
Rent	—	31,000			31,000
Supplies	—	101,408			101,408
Insurance	—	75,993			75,993
Repairs and maintenance	—	36,170			36,170
Other operating expenses	19,703	45,627			65,330
Loss on disposal of equipment	1,453	—			1,453
Depreciation and amortization	699	70,082	$183,442	(a)	254,223

Total cost and expenses	308,180	876,747	183,442		1,368,369

OTHER INCOME:
Income on disposal of equipment
Interest income (expense), net	(1,018)	1,986	(59,670	(b)	(58,702)

Total other income (expense), net	(1,018)	1,986	(59,670		(58,702)

Net income (loss), before income taxes	(309,198)	217,409	(243,112		(334,901)

Income tax (expense) benefit	—	—	—	(c)	—

NET INCOME (LOSS)	$(309,198)	$217,409	$(89,864		$(181,653)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.00)				$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	72,222,791				72,222,791

SEE ACCOMPANYING NOTES TO UNAUDITED PRO-FORMA COMBINED STATEMENTS OF OPERATIONS.

Insight Management Corporation
Notes to Unaudited Pro Forma Combined Statements of Operations
From Form 8-K/A Amendment No. 1, Date of Report July 7, 2009

1.      Pro Forma Adjustments:

(a)      Represents depreciation and amortization adjustments relating to the fair value assessment of vehicles, equipment and identifiable intangible assets as a result of the purchase accounting for the acquisition of Rebel Trading, Inc., as follows (see the 2009 Interim Report on Form 10-Q filed on September 17, 2009 for further details):

	Twelve Months Ended December 31, 2008	Six Months Ended June 30, 2009

Depreciation	$121,034	$60,517
Amortization of identified intangible assets	$245,850	$122,925

(b)      Represents interest expense attributable to $4.98 million in RTI Seller-financed acquisition debt.

(c)      RTI was an S-corporation for taxation purposes until the effective date of its acquisition by the Company on June 30, 2009, at which time its S-Corporation status terminated. Thus, for the purpose of the pro forma statement of operations for the year ended December 31, 2008 and the six months ended June 30, 2009, RTI is depicted as a taxable C-corporation. The pro forma presentations assume a consolidated income tax return filing by the Company with that of RTI, in which case any taxable income of RTI would be entirely offset by available net operating loss carry forwards of Insight Management Corporation and result in no current income tax provision for the Company as a whole. Effects of deferred tax benefits are not included as pro forma adjustments, as management is uncertain to the extent, if any, such deferred benefits will be realized in subsequent periods.

2.      Per Share Information:

Basic and diluted net earnings or loss per share for the year ended December 31, 2008 were computed using the historic weighted average shares of the Company’s outstanding common stock, in addition to 66,012,962 common shares issued to the former Microresearch shareholders as the result of the reverse merger between Insight Management Corporation and Microreserach.

___________________________________________________

INSIGHT MANAGEMENT CORPORATION

75,000,000 Shares
Common Stock

PROSPECTUS

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until June 15, 2010 all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

December 15, 2009
___________________________________________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors, Officers, Employees and Agents.

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Florida law.  Florida law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Florida General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the  corporation.  The Florida General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law.  The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the Registrant's request.  The Registrant's by-laws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.  The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Securities and Exchange Commission registration fee	$58.95

Legal fees and expenses (1)	$25,000.00

Accounting fees and expenses	$10,000.00

Miscellaneous (1)	$100.00

Total (1)	$20,158.95

(1) Estimated.

Item 26. Recent Sales of Unregistered Securities.

None

Item 27. Exhibits and Financial Statement Schedules.

(a)      Exhibits:

The following exhibits are filed or referenced as part of this registration statement:

Exhibit       Description of Exhibit

3.1      Certificate of Incorporation of Insight Management Corporation, filed on Form 8-K, 2009-12-22
3.2      By-laws of Insight Management Corporation, filed on Form 8-K, 2009-12-22
5.1      Opinion of Counsel
10.8   Drawdown Equity Financing Agreement
10.9    Registration Rights Agreement
20.1    Resolution of Board of Directors Re: Drawdown Equity Financing Agreement
21.1    Subsidiaries of the Registrant
23.1            Consent of Independent Registered Certified Public Accountants

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

a. The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
    ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:
A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (?230.430B of this chapter):

a.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
f the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in the Town of Orcutt, State of California, on January 8, 2010.

INSIGHT MANAGEMENT CORPORATION

January 8, 2010	By:	/s/ Jennifer Rapacki
Jennifer Rapacki
President and Principal Executive Officer, Treasurer and Director

January 8, 2010	By:	/s/ Matthew Maza
Matthew Maza
Secretary, Director